Exhibit 2

Scott Wilson Mining
DENISON MINES CORP.
TECHNICAL REPORT ON THE TONY M-SOUTHWEST DEPOSIT, HENRY MOUNTAINS COMPLEX URANIUM PROJECT, UTAH, U.S.A.
NI 43-101 Report
Authors:
Douglas H. Underhill, Ph.D., C.P.G.
William E. Roscoe, Ph.D., P.Eng.
March 19, 2009
SCOTT WILSON ROSCOE POSTLE ASSOCIATES INC.

SCOTT WILSON RPA	www.scottwilson.com
TABLE OF CONTENTS

PAGE

1 SUMMARY	1-1
Introduction and Property Description	1-1
History	1-1
Geology and Mineralization	1-2
Drilling, Sampling, Analyses and Testing	1-3
Mineral Resource and Mineral Reserve Estimates	1-4
Other Relevant Information	1-5
Interpretation and Conclusions	1-6
Recommendations	1-7
2 INTRODUCTION AND TERMS OF REFERENCE	2-1
3 RELIANCE ON OTHER EXPERTS	3-1
4 PROPERTY DESCRIPTION AND LOCATION	4-1
5 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	5-1
6 HISTORY	6-1
Bullfrog and Southwest Property History	6-2
Tony M Deposit History	6-4
Historical Mineral Resources	6-7
7 GEOLOGICAL SETTING	7-1
Regional Geology	7-1
Local and Property Geology	7-6
8 DEPOSIT TYPES	8-1
9 MINERALIZATION	9-1
Uranium and Vanadium Mineralogy	9-3
Chemical Analysis of Mineralized Samples from the Tony M-Southwest Property	9-5
10 EXPLORATION	10-1
11 DRILLING	11-1
Southwest Property	11-1
Tony M Property	11-2
12 SAMPLING METHOD AND APPROACH	12-1
Status of Chemical Equilibrium of Uranium	12-4
13 SAMPLE PREPARATION, ANALYSES AND SECURITY	13-1
14 DATA VERIFICATION	14-1

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15 ADJACENT PROPERTIES	15-1
16 MINERAL PROCESSING AND METALLURGICAL TESTING	16-1
White Mesa Mill	16-1
17 MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES	17-1
General Statement	17-1
Resource Estimation Database	17-2
Cut-off Parameters	17-3
Geological Interpretation	17-3
Composite Statistics	17-4
Mineral Resource Estimation	17-10
Allowance for Past Production	17-17
Classification of Mineral Resources	17-17
Scott Wilson RPA Review	17-19
18 OTHER RELEVANT DATA AND INFORMATION	18-1
Previous Mining Operations	18-1
Investigations of Area Geology and Geochemistry by the U.S. Geological Survey	18-3
19 INTERPRETATION AND CONCLUSIONS	19-1
20 RECOMMENDATIONS	20-1
21 REFERENCES	21-1
22 SIGNATURE PAGE	22-1
23 CERTIFICATE OF QUALIFICATIONS	23-1
Douglas H. Underhill, Ph.D., C.P.G.	23-1
William E. Roscoe, Ph.D., P.Eng.	23-3
LIST OF TABLES

PAGE

Table 1-1 2009 Tony M-Southwest Resource Estimate at a Cut-off Grade of 0.10% eU3O8	1-5
Table 1-2 Recommended Program and Budget	1-8
Table 6-1 Historical Uranium Resource Estimates — Tony M Deposit	6-9
Table 6-2 Historical Uranium Resource Estimates — Southwest Deposit	6-10
Table 6-3 Southwest Project — V2O5 : U3O8 Ratios by Atlas	6-13
Table 6-4 Southwest Deposit — V2O5 : U3O8 Ratios by EFN	6-13
Table 9-1 Tony M Frequency Statistics for Mineralization and Thickness	9-2
Table 9-2 Average Elevation and Depth of the Base of Deposits	9-3
Table 9-3 Comparison of Composite Head Analyses with Calculated Head Analyses	9-6
Table 9-4 Presence of Various Elements in Composite Samples of the Tony M and Southwest Deposits	9-6

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Table 11-1 Core Drilling on the Tony M and Southwest Deposits	11-2
Table 12-1 Tony M Mine — Average (Arithmetic Mean)	12-5
Table 17-1 2009 Tony M-Southwest Resource Estimate at a Cut-off Grade of 0.10% eU3O8	17-1
Table 17-2 2009 Indicated Resource and Historic Drilling Data Support	17-2
Table 17-3 Basic Statistics of GT Values over 0.10 ft.% eU3O8	17-4
Table 17-4 2009 Tony M-Southwest Resource Estimate at a Cut-off Grade of 0.10% eU3O8	17-18
Table 18-1 Historical Production at Tony M	18-2
Table 19-1 2009 Tony M-Southwest Resource Estimate at a Cut-off Grade of 0.10% eU3O8	19-1
Table 20-1 Recommended Program and Budget	20-1
LIST OF FIGURES

PAGE

Figure 4-1 Regional Location Map of the Colorado Plateau and Tony M-Southwest Property	4-3
Figure 4-2 Property Boundary, Deposit Outlines, and Tony M Mine Limits	4-4
Figure 7-1 Geology Map	7-2
Figure 7-2 Colorado Plateau Geology and Deposit Locations	7-3
Figure 7-3 Salt Wash Member — Isopachous and Facies Map	7-5
Figure 7-4 Henry Mountains Complex Representative Stratigraphic Section	7-7
Figure 7-5 Tony M-Southwest Deposit Measured Stratigraphic Section of Salt Wash Member	7-8
Figure 7-6 Tony M-Southwest Deposit Measured Stratigraphic Section of Lower Salt Wash Member	7-9
Figure 7-7 Structural Contour Map of the Henry Mountains Area	7-10
Figure 7-8 Schematic Channel-fill Succession of Single-story Sandstone Body in the Salt Wash Member	7-15
Figure 17-1 Section A-A’ (Grid 10,252,700 N NAD) Looking North	17-5
Figure 17-2 Section B-B’ (Grid 10,249,200 N NAD) Looking North	17-6
Figure 17-3 Histogram of GT for the Lower Lower, Middle Lower and Upper Lower Zones	17-7
Figure 17-4 Cumulative Frequency of GT for the Lower Lower, Middle Lower and Upper Lower Zones	17-8
Figure 17-5 Histogram Log GT Intervals for the Lower Lower, Middle Lower and Upper Lower Zones	17-9
Figure 17-6 Lower Lower Zone — Uranium Resource Map with Resource Blocks	17-12
Figure 17-7 Upper Lower Zone — Uranium Resource Map with Resource Blocks	17-13
Figure 17-8 Middle Lower Zone — Uranium Resource Map with Resource Blocks	17-14
Figure 17-9 Lower Lower Zone — Uranium Resource Map with GT Contours	17-15
Figure 17-10 Lower Lower Zone — Uranium Resource Map with Thickness Contours	17-16

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1 SUMMARY
INTRODUCTION AND PROPERTY DESCRIPTION
Scott Wilson Roscoe Postle Associates Inc. (Scott Wilson RPA) has been requested by Denison Mines Corp. (Denison) to prepare an independent Technical Report on the mineral resources of the Tony M-Southwest Uranium Project, a part of Denison’s Henry Mountains Complex. Scott Wilson RPA visited the property on July 15, 2008.
The property is located in Garfield County, southeastern Utah. It is accessible from paved State Highway 276 which passes within three miles of the property. The property is located in a relatively remote area of Utah, and the infrastructure is limited. Skilled labour can be recruited from the region, which has a tradition of uranium mining. The distance to Denison’s White Mesa Uranium-Vanadium Processing Facility near Blanding, Utah, is 117 miles.
The Henry Mountains Complex is one contiguous property comprised of 202 unpatented Federal lode mining claims totalling approximately 3,560 acres and one 640-acre Utah State Mineral Lease. Denison holds title to all of the claims. Of the 202 total claims, 185 have no royalty burden. The remaining 17 “TIC” claims are subject to production royalties based on the gross values of uranium and vanadium sold. The Utah State Mineral Lease is subject to royalties set by the State of Utah.
HISTORY
Following the discovery of the Tony M uranium deposit in 1977, Plateau Resources Ltd. (Plateau) developed the Tony M Mine from September 1, 1977, to about May 1984, when development was suspended. By January 31, 1983, over 18 miles of mine workings were developed, and a total of approximately 237,000 tons of muck was extracted with an average chemically adjusted grade of 0.121% U3O8 containing about 573,500 pounds U3O8.

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The Tony M Mine is accessed via two parallel declines extending about 10,200 ft. into the deposit. The mine was allowed to flood after development was suspended in 1984. The southern one-half of the mine remained dry, as it is located above the static water table.
Denison received the necessary permits to restart the Tony M Mine in September 2007, at which time it resumed dewatering of the mine. During its September 2007 to December 2008 reactivation, cleanup and mining, Denison extracted 162,384 tons at radiometric grade of 0.131% containing 429,112 pounds U3O8 from within existing workings and from the previously stockpiled material. This material was trucked to Denison’s White Mesa Mill for processing.
No pre-production mine development has been conducted on the Southwest Property. The northern portion of the developed Tony M Mine is on about the same elevation, and within about 1,100 ft. of uranium resources of the Southwest deposit.
GEOLOGY AND MINERALIZATION
The mineralization is of Salt Wash tabular (vanadium)-uranium sandstone deposit type (Colorado Plateau) hosted by the Lower Salt Wash Member of the Upper Jurassic Morrison Formation. Denison’s Tony M-Southwest deposit occurs over a zone zero to 60 ft. from the base of the lowermost interval of the 450 ft. thick Salt Wash Member. Primary uranium mineralization consists of coffinite, accompanied by vanadium minerals comprising mainly the oxide montroseite and vanadium chlorite. In the oxidized zone above the water table in the southern part of the Tony M deposit, the uranium and vanadium occurs in a series of hydrous potassium and calcium uranium-vanadium minerals, together with montroseite.
Denison’s Henry Mountain Complex contains two more or less continuous elongate zones — the northerly trending Tony M-Southwest deposit in the south part and the northwesterly trending Copper Bench-Indian Bench deposit in the north part. The two zones occur within an area of approximately four miles by two miles. The depth of the Tony M-Southwest deposit increases from 50 ft. in the south to about 1,100 ft. in the north, while the deposit elevation ranges between 4,300 ft. and 4,500 ft. above mean sea level.

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The mineralized zone is characterized as a series of up to four tabular horizons, each with an average thickness, depending on cut-off, from about two to five feet increasing locally to 12 ft. or more. In conducting this analysis of the Tony M-Southwest deposit, however, Denison determined that most of the significant mineralization occurs within three zones described as the Lower Lower, Middle Lower and Upper Lower Salt Wash sands and therefore the resource analysis focuses on these three zones. The tabular zones are more or less continuous at lower cut-off grades. As the cut-off grade is increased, for example to 0.15% U3O8, at a 0.45 ft.% GT cut-off (i.e., the grade x thickness product, or GT = grade in %U3O8 times thickness in feet), the continuity of mineralization becomes progressively more intermittent within the horizon.
DRILLING, SAMPLING, ANALYSES AND TESTING
The southerly Tony M property was explored by Plateau, while the northerly Southwest property was first explored by Exxon Minerals Company (Exxon) and later by Atlas Minerals Corp. (Atlas). Drilling programs conducted on the mineralized zones by Exxon, Atlas and Plateau from 1976 to 1984, and later by Nuclear Fuel Systems Inc. (NFS) in 1991 to 1993, produced a total of over 3,800 holes. The holes were probed using conventional radiometric gamma logging technology.
Assays of samples from core drilling were collected by company geologists and submitted to various commercial labs for analysis. Exxon used Core Labs, Albuquerque, for at least some of this analytical work. Plateau conducted a systematic program of analysis at independent commercial laboratories to confirm the reliability of results from its own analytical laboratory. Results of the core analyses were compared to eU3O8 values from gamma logs to evaluate radiometric equilibrium, logging tool performance, and validity of gamma logging.

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Scott Wilson RPA is of the opinion that work on both the Southwest and the Tony M deposits was conducted using industry practice that was standard at the time. Current resource estimates for the Tony M deposit are based on composites of equivalent U3O8% (eU3O8%) gamma log values. No adjustment to reflect radiometric disequilibrium in the deposit was made by Denison.
Scott Wilson RPA is of the opinion that, based on the information available, the original gamma log data and subsequent conversion to eU3O8% values are reliable but slightly conservative estimates of the uranium U3O8 grade. Furthermore, there is no evidence that radiometric disequilibrium would be expected to negatively affect the uranium resource estimates of Denison’s Henry Mountains deposits. Scott Wilson RPA is also of the opinion that the disequilibrium should be taken into consideration when mining is conducted in the Tony M Mine in areas that are above the static water table.
No drilling, logging, or core sampling has been conducted by Denison.
Drill core from the Bullfrog deposits was tested by Atlas in 1983 to determine metallurgical parameters. Amenability results for a strong acid leach indicated overall recoveries of 99% U3O8 and 90% V2O5. Additional testing of a mild acid leach and an alkaline leach gave recoveries of 97% U3O8 and 40% V2O5 for both. Material from the Tony M Mine has been processed in the adjacent Shootering Canyon Mill in the 1980s mining period and at Denison’s Blanding Mill for the 2007-08 periods. A US Nuclear Regulatory Commission (USNCR) report lists a recovery of 90% for the Shootering Canyon Mill.
MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES
Mineral resources of the Tony M-Southwest deposit were estimated by Denison using the contour method and were audited by Scott Wilson RPA. Results of 1,671 drill holes were used to prepare the current resource estimate. Table 1-1 lists the mineral resources classified as indicated and inferred categories at a cut-off grade of 0.10% eU3O8 over a minimum thickness of 2 ft. and minimum GT of 0.2 ft.% eU3O8. No mineral reserves have been estimated for the Tony M-Southwest deposit.

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TABLE 1-1 2009 TONY M-SOUTHWEST RESOURCE ESTIMATE AT A CUT-
OFF GRADE OF 0.10% eU3O8
Denison Mines Corp. — Tony M-Southwest Uranium Project

		Grade eU3O8	Contained eU3O8
Category	Million Tons	(%)	(Million Pounds)
Indicated — Tony M	1.03	0.24	4.83
Indicated — Southwest	0.66	0.25	3.30
Total Indicated Resource	1.68	0.24	8.14
Inferred — Tony M	0.65	0.17	2.17
Inferred — Southwest	0.21	0.14	0.58
Total Inferred Resource	0.87	0.16	2.75
Notes:
1.	Mineral resources were classified in accordance with CIM Definition Standards.

2.	Cut-off grade is 0.10% eU3O8 over a minimum thickness of 2 ft.

3.	Mineral resources have not been demonstrated to be economically viable.

4.	All mine production by Plateau and Denison has been deducted.

5.	Some totals may not add due to rounding.
OTHER RELEVANT INFORMATION
Since the suspension of mining activities in November 2008, Denison has maintained the Tony M Mine and facilities in preparation for resumption of operations as market conditions justify. This includes dewatering the lower levels of the Tony M Mine and rehabilitation of existing mine workings. The mine water pumping system is being advanced into the mine to allow complete dewatering. An enhanced evaporation spray system is in use at the mine water impoundment. As workings are dewatered, Denison is installing permanent ground support and repairing haulage ways and conducting limited ore cleanup and mining.
Denison plans to continue to haul stockpiled ore from past mining operations, as well as newly produced ore, to its White Mesa Mill in Blanding, Utah, during the current period of temporary cessation of operations.

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The extensive historic mine development and the ready state of the Tony M Mine provides direct access to blocked out resources through existing workings.
INTERPRETATION AND CONCLUSIONS
Denison’s Tony M-Southwest uranium deposit is of the Colorado Plateau sandstone hosted type. In the opinion of Scott Wilson RPA, the Tony M-Southwest drill hole database is appropriate and acceptable for mineral resource estimation. Denison has estimated the mineral resources using the contour method. Scott Wilson RPA has audited and accepted the Denison mineral resource estimate.
The Tony M Mine has been extensively developed, including over 18 miles of main haulageways and crosscuts that provide access to a majority of the estimated resources. The drilling and most of the development activity were conducted from about 1976 to the mid-1990s, with much of the work complete by the mid-1980s. From September 1979 to mid-1984, a total of approximately 237,000 tons of muck with an average grade of 0.121% U3O8 containing 573,500 pounds U3O8 were extracted and stockpiled by Plateau.
In 2007, the Tony M Mine was reactivated by Denison and, to December 2008, 162,384 tons at 0.131% eU3O8 containing 429,112 pounds U3O8 were produced from areas of existing mine development. The Tony M Mine is fully licensed for production but is currently on standby awaiting higher uranium prices. The mine is partially dewatered and provides direct access to much of the estimated resources through existing workings.
No development has taken place in the Southwest deposit, although the Tony M haulageways are developed at the same elevation and within about 1,100 ft. of the Southwest uranium zones.
The Tony M-Southwest resources have full access to Denison’s operating uranium mill at Blanding, Utah, with current operating experience processing material from the Tony M Mine.

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For various reasons, including the difficulty of surface access, historic surface drilling on the Tony M-Southwest deposit has left significant areas untested that are adjacent to known mineralization as well as in areas not accessible from existing or planned drifts or through long-hole drilling from underground. Scott Wilson RPA considers that there is excellent potential to add to the resources in these areas. There is also significant potential to increase resources in the Southwest deposit where drill hole spacing averages are greater than 100 ft.
Scott Wilson RPA is of the opinion that additional drilling should be done on the Tony M-Southwest property with an emphasis on delineating areas of higher grade uranium mineralization. Positive drilling results would increase resources, as well as provide a more complete database for use in mine development and production planning.
Based on the review of the available analyses, Scott Wilson RRA is of the opinion that the V2O5:U3O8 ratio ranges from 1.3:1.0 to about 1.66:1.0 in the Tony M-Southwest deposit, and that the concentration of vanadium is therefore too low to be economic at current prices.
Scott Wilson RPA is of the opinion that the Tony M-Southwest property is of merit and warrants the recommended program and budget.
RECOMMENDATIONS
Scott Wilson RPA recommends the following work:
1.
Maintain the Tony M Mine on a standby basis for a 12 month period, including continuing mine dewatering, while monitoring the state of the uranium market and prevailing economic conditions to determine when resumption of mining is justified.

2.
Conduct a surface drilling and logging program on the Tony M-Southwest property to fill in areas of wider spaced drilling both adjacent to and away from areas of current underground access, with a view to outlining higher grade mineralization.

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3.	Consolidate and catalogue the Tony M-Southwest database and files in a single location and facility so that they can be used as a basis for updated mine planning and feasibility studies.
Scott Wilson RPA recommends the program and budget as shown in Table 1-2 to maintain the Tony M Mine on a standby basis for one year, to complete delineation drilling of untested area in the vicinity of indicated and inferred resources, and to consolidate project files. The total budget is $1.8 million
TABLE 1-2 RECOMMENDED PROGRAM AND BUDGET
Denison Mines Corp. — Tony M-Southwest Uranium Project

Item	US$
Maintain Tony M Mine on standby for one year at $100,000/month	1,200,000
Drilling logging 100 of holes, 62,500 ft. at $6.00/ft.	375,000
Consolidate Tony M-Southwest database and catalogue	50,000
Subtotal	1,625,000
Contingency	175,000

Total	1,800,000

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2 INTRODUCTION AND TERMS OF REFERENCE
Scott Wilson Roscoe Postle Associates Inc. (Scott Wilson RPA) has been requested by Denison Mines Corp. (Denison) to prepare an independent Technical Report on the mineral resources of the Tony M-Southwest Uranium Project, a part of Denison’s Henry Mountains Complex. The report has been prepared to meet the requirements of National Instrument 43-101 (NI 43-101) and Form 43-101F1.
Douglas H. Underhill, Ph.D., C.P.G., Associate Consulting Geologist with Scott Wilson RPA, visited the property on July 15, 2008. Dr. Underhill is the qualified person for this Technical Report. William E. Roscoe, Ph.D., P.Eng., Principal Consulting Geologist with Scott Wilson RPA, is the qualified person responsible for Section 17 of this report, Mineral Resource Estimate. Dr. Underhill was in charge of the exploration and evaluation program for the Tony M property for the periods from February 1977 to mid-1984, and from mid-1989 to about 1993.
No independent samples were taken because Denison was actively mining at the time of the Scott Wilson RPA visit and sufficient production history exists to verify the presence of uranium mineralization at the Tony M Mine. No samples are available for the Southwest deposit. Relevant reports and data were provided to Scott Wilson RPA by Denison and were reviewed and discussed with Denison staff during and following the site visit. Various maps and technical reports provided by Denison, in addition to the public documents that were reviewed, are listed in Section 21, References.

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LIST OF ABBREVIATIONS
Currencies are United States dollars (US$) unless otherwise stated. Measurements are generally imperial unless otherwise stated. A list of abbreviations is shown in the table below. Grades of uranium are expressed in percent (%) U3O8.

μ	micron	km2	square kilometre
°C	degree Celsius	kPa	kilopascal
°F	degree Fahrenheit	kVA	kilovolt-amperes
μg	microgram	kW	kilowatt
A	ampere	kWh	kilowatt-hour
a	annum	L	litre
asl	above sea level	L/s	litres per second
bbl	barrels	m	metre
Btu	British thermal units	M	mega (million)
C$	Canadian dollars	m2	square metre
cal	calorie	m3	cubic metre
cfm	cubic feet per minute	mi	mile
cm	centimetre	min	minute
cm2	square centimetre	mm	millimetre
d	day	mph	miles per hour
dia.	diameter	MVA	megavolt-amperes
dmt	dry metric tonne	MW	megawatt
dwt	dead-weight ton	MWh	megawatt-hour
ft	foot	m3/h	cubic metres per hour
ft/s	foot per second	opt, oz/st	ounce per short ton
ft2	square foot	oz	Troy ounce (31.1035 g)
ft3	cubic foot	oz/dmt	ounce per dry metric tonne
g	gram	ppm	part per million
G	giga (billion)	psia	pound per square inch absolute
Gal	Imperial gallon	psig	pound per square inch gauge
g/L	gram per litre	RL	relative elevation
g/t	gram per tonne	s	second
gpm	Imperial gallons per minute	st	short ton
gr/ft3	grain per cubic foot	stpa	short ton per year
gr/m3	grain per cubic metre	stpd	short ton per day
hr	hour	t	metric tonne
ha	hectare	tpa	metric tonne per year
hp	horsepower	tpd	metric tonne per day
in	inch	US$	United States dollar
in2	square inch	USg	United States gallon
J	joule	USgpm	US gallon per minute
k	kilo (thousand)	V	volt
kcal	kilocalorie	W	watt
kg	kilogram	wmt	wet metric tonne
km	kilometre	yd3	cubic yard
km/h	kilometre per hour	yr	year

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3 RELIANCE ON OTHER EXPERTS
This report has been prepared by Scott Wilson Roscoe Postle Associates Inc. (Scott Wilson RPA) for Denison Mines Corp. (Denison). The information, conclusions, opinions, and estimates contained herein are based upon:
•	Information available to Scott Wilson RPA at the time of preparation of this report;

•	Assumptions, conditions, and qualifications as set forth in this report; and

•	Data, reports, and opinions supplied by Denison and other third party sources listed as references.
For the purpose of this report, Scott Wilson RPA has relied on ownership information provided by Denison. Scott Wilson RPA has not researched property title or mineral rights for the Tony M-Southwest Project and expresses no opinion as to the ownership status of the property. Scott Wilson RPA has not independently investigated the permitting and reclamation status of the property.
Except for the purposes legislated under provincial securities laws, any use of this report by any third party is at that party’s sole risk.

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4 PROPERTY DESCRIPTION AND LOCATION
The property comprising Denison’s Tony M complex is located in eastern Garfield County, Utah, 17 miles north of Bullfrog Basin Marina on Lake Powell and approximately 40 air miles south of the village of Hanksville, Utah. It is situated three miles west of Utah State Highway 276 and approximately five miles north of Ticaboo, Utah (Figure 4-1). The Tony M complex consists of the Tony M Mine and deposit and the Southwest deposit located in the southwest part of the Henry Mountains Complex, which also includes the combined Copper Bench-Indian Bench uranium deposit to the east and north (Figure 4-2).
The property consists of one Utah State Mineral Lease for Section 16 Township 35 South Range 11 East (T35S R11E) Salt Lake Meridian (SLM), and 202 unpatented Federal lode mining claims. The latter consist of 137 B.F., 19 Bull, 19 Star, two Frog (comprising the Bullfrog property), 17 TIC and eight Ticaboo claims (including fractions); the TIC and Ticaboo claims being associated with the Tony M deposit. The claims and state lease comprise one contiguous property located in T34S R11E and T35E R11E SLM. The Utah State Section 16 includes 638.54 acres, and the 202 unpatented lode mining claims consist of about 4,305.72 acres. The surface rights are owned by the federal government, administered by the U.S. Bureau of Land Management (BLM), with the exception of the state lease which has associated state surface rights.
All of the Henry Mountains Complex properties are reported by Denison to be in good standing. The annual mining claim holding costs for the Henry Mountains Complex properties for 2009 will be $25,250. All unpatented mining claims are subject to an annual mining claim maintenance fee of $125/claim. Denison also indicates that there are no outstanding environmental liabilities for the properties.

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Denison controls a total of 202 unpatented Federal lode mining claims for the Henry Mountains Complex property. There is no royalty burden for the 185 claims that comprise the Bullfrog property, as well as for the Ticaboo claims. The 17 TIC claims are held by Denison, subject to an annual advance minimum royalty. The uranium production royalty burden is 4% yellowcake gross value less taxes and certain other deductions. The vanadium production royalty burden is 2% gross value less certain deductions.
The Utah State Lease has an annual rental of $640, plus an escalating annual advance minimum royalty based on the uranium spot price. The uranium royalty is 8% of gross value less certain deductions. The vanadium royalty is 4% of gross value less certain deductions.
The combined Tony M-Southwest deposit is located in the northern half of T35S R11E SLM and extends into the southern half of T34S R11E SLM. The combined Copper Bench-Indian Bench deposit trends northwesterly across the southern one-half of the T34S R11E SLM (Figure 4-2).

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Green River
Grand Junction
N
URAVAN
MINERAL
BELT
Gateway
Moab
Montrose
Hanksville
Uravan
Deer Creek/ La Sal
La Sal
Van 4
Naturita
Norwood
Ouray
Telluride
Placerville
Rim-Columbus
Sunday Mine
Complex
Hite
Henry Mountains
Complex
Ticaboo
Monticello
Dove Creek
Silverton
Blanding
White Mesa Mill
Bullfrog Marina
Cortez
Durango
Bluff
Mexican Hat
Limit of Paradox Salt Basin
Coal Cliffs
San Rafael Swell
San Rafael River
Green River
Uncompahgre Uplift
Henry Mountains
Waterpocket Fold
Freemont River
Dirty Devil River
Colorado River
San Juan River
Glen Canyon
Monument Valley
Dolores River
UTAH
ARIZONA
COLORADO
NEW MEXICO
Shiprock
70
50
24
95
276
160
60
550
180
47
Miles
0
25
50
0
20
40
60
80
Kilometres

Figure 4-1

Denison Mines Corp.

February 2009

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R 11 E
N
COPPER BENCH - INDIAN BENCH DEPOSIT
T 34 S
T 35 S
Denison Bullfrog Property
FRANK M DEPOSIT
MINE WORKINGS
TONY M-SOUTHWEST DEPOSIT
Utah State Lease
0 1000 2000 3000 4000 5000
Feet
TIC, Star & Ticaboo Claims
TONY M DECLINE
Ticaboo Claims

Figure 4-2

Denison Mines Corp.

Tony M-Southwest Deposit
Garfield County, Utah, U.S.A.
Property Boundary, Deposit Outline and Tony M Mine Limits

NOTE: Frank M Deposit NOT OWNED by Denison Mines Corp.

February 2009

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5 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY
Road access to the property is by paved Highway 276, running between Hanksville and Bullfrog Basin Marina, Utah. An unimproved gravel road maintained by Garfield County extends west from Highway 276, passes by the portal of the Tony M Mine, and extends northerly across the property, the northern end of which is crossed by another county road. A network of unimproved, dirt exploration roads provides access over the property except the areas of rugged terrain. The Bullfrog Basin Marina airstrip is located approximately 15 miles south of the project area.
The property is located in a relatively remote area of Utah, and the infrastructure is limited. The town site of Ticaboo, Utah, is located approximately five miles south of Denison’s mineral property. It is used by Denison to provide housing and municipal services for the Tony M Mine staff. The next closest community is Hanksville, Utah, a small town of a few hundred people, located about 40 miles north of Denison’s Tony M Project area.
During operation of the Tony M Mine, electricity was generated locally, as is the case for Ticaboo. Skilled labour can be recruited from the region, which has a tradition of uranium mining. Materials and supplies are transported to the site by truck about 275 miles from Salt Lake City, and about 190 miles from Grand Junction, Colorado. The distance to Denison’s White Mesa Uranium-Vanadium Processing Facility near Blanding, Utah, is 117 miles.
The climate is distinctly arid, with an average annual precipitation of approximately 8 in., including about 12 in. of snow. Local records indicate the temperature ranges from a minimum of -10oF to a maximum of 110oF. The vegetation consists primarily of small plants including some of the major varieties of blackbrush, sagebrush, and rabbit brush. A few small junipers are also present.

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Denison’s Henry Mountains deposits are located on the lower southern flank of Mt. Hillers (10,723 ft. elevation), and to the west and northwest of Mount Ellsworth and Mt. Holmes (7,930 ft. elevation). The land surface slopes south-southwesterly from these mountains to Lake Powell, which has an average elevation of approximately 3,700 ft.
Relief over the combined Tony M-Southwest property is about 800 ft. The elevation on the property ranges from 4,550 ft. asl at the portal of the Tony M Mine, near the southern end of the property, to 5,350 ft. asl over the northern end of the deposit. The terrain is typical canyon lands topography, with some areas deeply dissected by gullies and headwalls of canyons and the rest consisting of gently undulating gravel benches covering the northern part of the project area. The terrain in several parts of the Tony M property is particularly rugged and inaccessible and is the primary reason for the irregular pattern of surface drill holes over much of the Tony M deposit.
The Tony M Mine is accessed by a double entry system with two parallel declines spaced 50 ft. apart on centres. The portals of the two 9 ft. high by 12 ft. wide main haulageways are located on the northwesterly side of Shootaring Canyon near the south centre of Section 16 T35S R11E SLM with a sill elevation of about 4,546 ft. asl. The declines follow a minus three percent grade (i.e., 3 ft./100 ft.) along a trend of N22oW. They generally follow the long axis of the mineralized trend and extend approximately 10,200 ft. from the portal. The declines intersected the natural water table about 5,300 ft. from the portal.
Plateau Resources Ltd. (Plateau) developed over 18 miles of underground workings in the Tony M Mine. In about 1985, when pumping was suspended, the mine was allowed to flood. When U.S. Energy Corporation (USEC) abandoned the Tony M property in the late 1990s, the portals to the mine were closed and the ventilation shafts were capped as part of mine closure and reclamation activities.
Following rehabilitation work at the Tony M Mine and re-establishment of surface facilities in 2006, Denison received operational permits, reopened the mine and commenced mining in September 2007. Production from exiting workings in the mine ramped up to approximately 400 tons per day by October 2008. In November 2008, Denison announced that the operations at the Tony M Mine would be suspended due to uranium and economic market conditions. Denison announced the Tony M will be on care and maintenance until it determines that the mine is once again economically viable.

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6 HISTORY
During World War I, vanadium was mined from small deposits outcropping in Salt Wash exposures on the eastern and southern flanks of the Henry Mountains. In the 1940s and 1950s, interest increased in both vanadium and uranium, and numerous small mines developed along the exposed Salt Wash outcrops.
In the late 1960s, Gulf Minerals (Gulf) acquired a significant land position southwest of the Tony M-Southwest property. Gulf drilled about 70 holes with little apparent success. In 1970 and 1971, Rioamex Corporation conducted a 40 hole drilling program in an east-west zone extending across the southerly end of the Bullfrog property and the northerly end of the Tony M-Frank M property. Some of these holes intercepted significant uranium mineralization.
The history of exploration and development of the Bullfrog (including the Southwest deposit) and Plateau properties evolved independently from the mid-1970s until early 2005. The Bullfrog properties were initially explored by Exxon Minerals Company (Exxon), while the Tony M deposit was explored and developed by Plateau, a subsidiary of Consumers Power Company (Consumers) of Michigan. Plateau started exploration east of Shootaring Canyon in about 1974 and drilled the first holes west of the canyon in the Tony M area in early 1977. Development of the Tony M decline and mine started on September 1, 1978. Following extensive development, the mine was put on care and maintenance in mid-1984 as a result of cancellation of Consumers dual Midland, Michigan, nuclear plants. Plateau’s Tony M uranium production had been committed to the Midland plants.
Ownership of the Tony M property was transferred from Plateau to Nuclear Fuels Services, Inc. (NFS) in about mid-1990. During its ownership, NFS conducted annual assessment work including drilling and logging of about 39 holes. USEC subsequently acquired ownership of the Tony M property in about 1994 and then abandoned it in the late 1990s.

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Denison acquired the Bullfrog properties when it purchased most of the assets of Energy Fuels Nuclear Inc. (EFN) in 1997. In about February 2005, Denison acquired the former Plateau properties bringing them under common ownership with the Bullfrog properties.
Prior to 2005, all exploration, mine development, and related activities for the two properties were conducted independently. Many historic activities on the Bullfrog and Tony M properties are therefore discussed separately, except where correlations and comparisons are made. The boundary between the Tony M property and the Southwest (Bullfrog) property is shown in Figure 4-2.
From its evaluation of the two properties, Denison determined that the Tony M and Southwest deposits comprise a continuous zone, with uranium mineralization correlating between the two properties. In addition to providing mining infrastructure, the Tony M Mine is expected to provide access to the contiguous undeveloped Southwest deposit. When the Tony M Mine reopens, Denison plans to develop a 3,500 ft. extension of the main Tony M drift to the Southwest property and a 600 ft. shaft to hoist mineralized material from the Southwest deposit to the surface.
BULLFROG AND SOUTHWEST PROPERTY HISTORY
Exxon conducted reconnaissance in the area in 1974 and 1975, and then staked its first “Bullfrog” claims in 1975 and 1976. A first phase drilling program in 1977 resulted in the discovery of what became the Southwest deposit. Additional claims were subsequently staked and drilling was continued, first by Exxon’s Exploration Group, and then by its Pre-Development Group. Several uranium and vanadium zones were discovered in the Southwest and Copper Bench areas, and mineralization exhibiting potential economic grade was also discovered in the Indian Bench area. With the declining uranium markets of the early 1980s, Exxon prepared a prefeasibility report and then discontinued development of the property. Subsequently, Exxon offered the property to Atlas Minerals Corporation (Atlas) in January 1982.

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Atlas entered into an agreement to purchase the Bullfrog property from Exxon in July 1982. From July 1982 to July 1983, Atlas completed 112 drill holes delineating the Southwest and Copper Bench deposits on approximately 100 ft. centres. In August, 1983, Atlas commissioned Pincock, Allen and Holt, Inc. (PAH), to conduct a feasibility study for development of the Southwest and Copper Bench deposits. From July 1983 to March 1984, Atlas completed a core drilling program throughout the Bullfrog property, as well as a rotary drill hole program to delineate the Indian Bench deposit. In November 1983, Atlas renamed the Bullfrog deposits as the “Edward R. Farley Jr. Deposit” (the name is no longer used).
Atlas continued to hold the Bullfrog property until 1990 when a corporate decision was made to consider its sale. During that year, Mine Reserves Associates, Inc. (MRA) Tucson, Arizona, was retained to prepare mineral inventory and mineable reserve estimates for the Indian Bench deposit and incorporate the results into a project-wide reserve base. Steve Milne of Milne and Associates (Milne), a principal engineer for the PAH study, was engaged in November 1990 to update the PAH feasibility study and to complete an optimization study on selected mining/milling scenarios. The completed Milne study was submitted to Atlas in December 1990.
Atlas did not sell the Bullfrog property, and in 1991 returned it to Exxon. In late 1992, EFN, acting through its subsidiary Energy Fuels Exploration Company, purchased the property from Exxon. EFN conducted a geologic review and internal economic analysis of the Bullfrog property. In 1997, International Uranium Corp. (IUC) became the owner of the Bullfrog property as part of an acquisition in which IUC acquired substantially all of EFN’s assets. IUC performed no exploration activities on the properties.
On December 1, 2006, IUC combined it operations with those of Denison Mines Inc. (DMI) and DMI became a subsidiary of IUC. IUC was then renamed Denison Mines Corp.

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TONY M DEPOSIT HISTORY
Exploration drilling in the Shootaring Canyon area was initiated by Plateau during the mid-1970s in the vicinity of small mine workings and outcropping uranium mineralization east of the canyon. In February 1977, drilling commenced in what was to become the Tony M Mine. Subsequently, Plateau drilled more than 2,000 rotary drill holes totalling about 1,000,000 ft. Over 1,200 holes were drilled in the Tony M area and about 700 holes were completed on the Frank M trend.
The Frank M deposit is located about 1.5 miles to two miles to the northeast of the Tony M deposit. While reference is made in this report to the Frank M deposit to provide additional information on the geologic setting of Denison’s Henry Mountains Project, the Frank M deposit is not located on the Denison property. Furthermore, none of the uranium resources described in this Technical Report is attributable to the Frank M deposit. Section 15 Adjacent Properties of this report gives additional information.
Development of the Tony M Mine started in June 1977, and by September 1, 1977, the mine portals were complete and underground development of the twin haulageways was initiated. By mid-1984, when work on the mine was suspended, about 18 miles of underground workings had been developed including two parallel 10,200 ft. declines trending N22ºW developed from the west wall of Shootaring Canyon. Figure 4-2 under Section 4, Property Description and Location shows a map of the limits of development in the Tony M Mine completed by Plateau.
HISTORICAL PRODUCTION FROM THE TONY M DEPOSIT
During development of the Tony M declines and crosscuts from September 1979 to mid-1984, a total of 237,441 tons of muck with an average chemically adjusted grade of 0.121% U3O8 were extracted and stockpiled by Plateau.
Plateau developed the Shootaring Canyon Uranium Processing Facility (Ticaboo Mill) located about four miles south of the Tony M portals. Operational testing first started at the Ticaboo Mill on April 13, 1982, and the mill was declared ready for operation on June 1, 1982. Before shutdown on August 18, 1982, a total of about 27,267 pounds U3O8 were recovered from Tony M ore (Plateau, 1982 Annual Report). Some part of the stockpile of uranium bearing material from the Tony M Mine was trucked to the Ticaboo Mill. The details, however, were not available to Scott Wilson RPA.

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In 2007, the Ticaboo Mill was purchased by Uranium One Inc. from USEC.
In 1989, NFS entered into an agreement to acquire the Tony M property from Plateau. During its tenure, NFS conducted various investigations including delineation drilling and geologic analysis of the property. The report documenting a “Geologic analysis of the uranium and vanadium ore reserves in the Tony M Orebody” was prepared for NFS by Nuclear Assurance Corporation (NAC, 1989). Drilling by NFS on the Tony M property, consisting of 39 rotary holes, was targeted to delineate zones of high grade uranium mineralization. In addition, with the cooperation of NFS, BP Exploration Inc. drilled one stratigraphic core hole (91-8-14c) on the northern Tony M property in 1991 (Robinson & McCabe, 1997).
In about 1994, USEC, Riverton, Wyoming, then owner of the Ticaboo Mill (which it had acquired from Plateau), entered into an agreement to acquire the Tony M Mine and Frank M deposit from NFS. USEC held the mineral properties until the late 1990s when the company abandoned them because of the continued low uranium market prices. About that time, USEC conducted a program to close the Tony M Mine and reclaim disturbed surface areas. This included backfilling the portals and capping the mine vent holes. The buildings and structures were removed and the terrain was reclaimed and recultivated.
In February 2005, the State of Utah offered the Utah State Mineral Lease covering Section 16 T35S R11E, SLM, for auction. Both the portal of the Tony M Mine and the southern part of the Tony M deposit are located on this state section. IUC was the successful bidder, and the State of Utah leased Section 16 to IUC. Subsequently, IUC entered into an agreement to acquire the TIC unpatented mineral claims located between Section 16 and the Bullfrog property claims.

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RECENT HISTORY
By early 2007, work on reactivating the Tony M Mine was carried out by Denison, successor to IUC, and surface and underground rehabilitation and repairs were conducted. The Environmental Assessment for the BLM Plan of Operations was approved in September 2007; prior to that time, limited site work was conducted under an exploration permit, which allowed for reopening of the mine portals and assessing mine conditions.
Surface facilities to support mine operations have been constructed. This includes administration and maintenance facilities, site power and communications, an evaporation pond for disposal of mine water. Worker housing was established in the town of Ticaboo, Utah.
As rehabilitation work advanced in the mine, ventilation was re-established. The water level in the mine had risen to historic pre-mine levels, and upon reaching the flooded workings, mine dewatering was also initiated. During the rehabilitation work, limited amounts of “cleanup ore” were removed. As areas of the mine were made ready for mining, production increased steadily.
From Novermber 2007 to December 2008, a total of 162,384 tons at 0.131% eU3O8 containing 429,112 pounds U3O8 were trucked to the White Mesa Mill at Blanding, Utah, for processing. Of this material, 90,025 tons at 0.165% eU3O8 (297,465 pounds) were extracted by Denison from the Tony M Mine and 72,359 tons at 0.091% eU3O8 (131,647 pounds) came from stockpiled material mined by previous operators.
Denison placed the Tony M Mine on temporary closure status at the end of November 2008. The mine is on care and maintenance, and mine dewatering is continuing. At the time of temporary closure, the Tony M Mine was producing approximately 400 tons per day, with a plan to increase daily tonnage to 600 tons. The mine is being maintained in a state ready to resume operations when uranium prices improve. Mine supervisory staff have been retained at the site to keep the mine in a ready state.

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The current estimate for mineral resources for the Tony M deposit, as defined under NI 43-101, is discussed in Section 17 of this report. Historical mineral resource estimates are described in the following subsection of this report.
HISTORICAL MINERAL RESOURCES
In 2005, IUC retained Scott Wilson RPA to complete an Independent Technical Report compliant with NI 43-101 for IUC’s Henry Mountains Complex Uranium Project. In its report of September 9, 2006, Scott Wilson RPA used the Polygonal Method to prepare an estimate for the Bullfrog property, including the Southwest deposit. At that time, drill hole information for the Tony M deposit was not available to Scott Wilson RPA and no current estimate could be made for the Tony M deposit.
There are several estimates of historical uranium resources and reserves for the Southwest and Tony M properties. There are also less rigorous estimates of vanadium resources based on a relatively small number of samples. Except as noted below, none of these estimates is NI 43-101 compliant, and they are discussed here for information purposes only.
Tables 6-1 and 6-2 list documented historic uranium estimates for the Tony M and the Southwest deposits, respectively. Because of separate historic ownership, independent estimates were prepared for the two deposit groups, with different methods and cut-off assumptions used in estimating their resources. With the sale of Exxon’s Bullfrog property, first to Atlas and subsequently to EFN, additional resource estimates were prepared. Resource estimates for the Tony M deposit were prepared during ownership by Plateau and NFS.
With the exception of NAC which used chemically adjusted uranium grade (U3O8) to prepare its 1989 estimates of Tony M diluted chemical resources, all other estimates were made using radiometric equivalent uranium grade (eU3O8). The latter was based on gamma logging of surface drill holes, with logging validity checked by chemical assay of samples from core holes distributed more or less evenly over each of the deposits. Furthermore, the gamma logging tools were routinely checked against known standards to verify gamma measurement and calculation of equivalent uranium.

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Scott Wilson RPA is of the opinion that the original gamma log data and the subsequent conversion to eU3O8% values are reliable, but slightly conservative, estimates of the U3O8 grade. Furthermore, there is no evidence that radiometric equilibrium would be expected to negatively affect the uranium resource estimates of Denison’s Tony M-Southwest deposit.
For information on estimates prepared in 1983 and 1984 by PAH, Milne and Associates (1990), and others, the reader is referred to the Technical Report on the Henry Mountains Complex Uranium Project, Utah, U.S.A., prepared for IUC (Pool, 2006).
A density of 14.9 ft.3/ton was used by Exxon and Atlas in making all resource estimates for the Bullfrog deposits, while a density of 14.7 ft.3/ton was used for all Tony M estimates. EFN used a density of 15.0 ft.3/ton in making its estimates of the Bullfrog deposits. The maximum difference of 0.3 ft.3/ton is about 2.0%. It is Scott Wilson RPA’s opinion that this difference is sufficiently small to not be relevant to the current review.
TONY M
Historic estimates of the Tony M resources made for Plateau by Geostat Inc. in 1981 and 1982 did not include all of the now available drill hole logs. In 1984 and 1985, PAH prepared geostatistical kriged estimates of the Tony M deposit for Plateau.
In August 1989, using PAH’s 1985 results, NAC prepared a report titled “Geologic Analysis of Uranium and Vanadium Ore Reserves in the Tony M Orebody”. The report includes estimates of the “diluted chemical uranium reserves” at various grade cut-offs based on the 1985 PAH mineable estimates, which were adjusted to chemical uranium grade using the results of chemical analyses of samples collected in the Tony M Mine (Table 6-1).

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TABLE 6-1 HISTORICAL URANIUM RESOURCE ESTIMATES — TONY M
DEPOSIT
Denison Mines Corp. — Tony M-Southwest Uranium Project

			Cut-off
			(%U3O8	Average		Ave.	Pounds
Company		Classification	and/or	Thickness,	Tons,	%	U3O8
(methodology)	Year	by company	GT ft.%)	ft.	M	U3O8	M
1.a. NAC for NFS, (based	1989	Diluted	0.1% @	5.7	2.10	0.18	7.4
on PAH’s 1985 mineable,		Reserves —	0.3 ft%
diluted reserves)		Adjusted for
		chemical
		disequilibrium
1.b.			0.15	n/a	1.28	0.21	5.3
1.c.			0.20	n/a	0.52	0.26	2.7
Scott Wilson RPA is of the opinion that NAC’s (1989 report for NFS) diluted, chemically adjusted estimate (1.b.) for the Tony M deposit, at a cut-off of 0.15%, is a relevant estimate that meets the CIM classification of an Indicated Mineral Resource. While this estimate is based on PAH’s 1985 estimate described above, the grade is adjusted by including only those 50 ft. by 50 ft. blocks that meet the cut-off. This estimate includes 1.3 million tons at an average grade of 0.21% U3O8, containing 5.3 million pounds U3O8. This estimate is based on results of gamma logging of surface drill holes; however, a detailed mine segment by mine segment adjustment of the radiometric equivalent log values of uranium was made based on the statistics of chemical analyses from 1,763 samples. Many of the samples were composites collected from the various mineralized zones of the Tony M deposit. Scott Wilson RPA is of the opinion that this most recent historical estimate is the most relevant and reliable historical estimate but is superseded by the current mineral resource estimate in this report (Section 17).
SOUTHWEST DEPOSIT
Historical resource estimates for the Southwest deposit were all made using gamma log determinations of uranium in surface drill holes.
In September 1993, EFN geologist Cottrell (1994) used a complete set of the log data to prepare an estimate for the Southwest deposit. The estimate of total proven and probable resources (Table 6-2, 1.a.) for the Southwest deposit at a cut-off of 0.2% U3O8 and a 0.8 GT minimum, with a 0.5 ft. minimum grade of 0.08% U3O8, yields 0.46 million tons at an average grade of 0.32% U3O8 containing 2.9 million pounds U3O8. The estimate uses polygonal methodology with a radius of influence of 100 ft. for the Southwest deposit. EFN also used a 15 ft.3/ton density factor.

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In 2006, Scott Wilson RPA carried out an audit of the 1993 EFN resource estimate and accepted it as a current mineral resource estimate, as described in Pool (2006). Scott Wilson RPA classified the Southwest mineral resource estimate into 0.34 million tons at an average grade of 0.323% U3O8 containing 2.19 million pounds U3O8 of Indicated Resources (2.a.) and 0.12 million tons at an average grade of 0.295% U3O8 containing 0.71 million pounds U3O8 of Inferred Resources (2.b.).
TABLE 6-2 HISTORICAL URANIUM RESOURCE ESTIMATES —
SOUTHWEST DEPOSIT
Denison Mines Corp. — Tony M-Southwest Uranium Project

				Deposit Specific
				Average			Pounds
Company/			Cut-off: % U3O8	Thickness	Tons	Ave.	U3O8
methodology	Year	Classification	and/or GT of ft.%	ft.	x 10[6]	% U3O8	x 10[6]
1.a. Cottrell/EFN	Sept.	Proven and	0.20 @ 0.8GT, &	5.4	0.46	0.32	2.90
estimate — Polygonal,	1993	Probable	minimum 0.5 ft.
100 ft. radius		Resources	grade=0.08%

2.a. Scott Wilson RPA	Sept.	Indicated	0.20 @ 0.8GT &	5.8	0.34	0.323	2.19
for IUC: Polygonal, 100	2006	Resources	minimum 0.5 ft.
ft. radius			grade = 0.08%

2.b. Scott Wilson RPA	Sept.	Inferred	—	4.6	0.12	0.295	0.71
for IUC: Polygonal, 100	2006	Resources
ft. radius
VANADIUM RESOURCES
HISTORIC VANADIUM PRODUCTION
The V2O5/U3O8 ratio for the vanadium-uranium deposits for Henry Mountains is routinely reported as 5:1 based on U.S. Atomic Energy Commission production records of 18,300 tons for the period 1956-1965. Focusing only on the South Henry Mountains (also known as the Little Rockies) mining district, the V2O5/U3O8 ratio is markedly lower at 1.8/1. This value is also based on production records for the period 1956-1965, comprising about 6,900 tons produced from several small mines all located within a few miles of the Tony M Mine portal (Doelling, 1967).

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Various evaluations of the vanadium content in both the Southwest and Tony M deposits have been conducted. The results for the Southwest deposits are based solely on 18 samples from the 15 core holes drilled by Exxon and Atlas. Evaluations for the Tony M are based on composite samples from 55,234 tons of mineralized muck produced from the Tony M deposit and sampled at the mine portal, as well as samples from 11 core holes, and extensive muck and chip sampling from the underground workings.
Determining the concentration of vanadium in a deposit is much more costly and time-consuming than making the equivalent determination for uranium. While indirect determinations of the uranium content may be efficiently made at low cost using gamma logging, chemical analysis is the only way to determine the vanadium content.
As described in Section 9 of this report, Northrop and Goldhaber (1990) established that the relationship between the uranium and vanadium mineralization in the Tony M and Frank M deposits was not a simple one. Vanadium enrichment in the mineralized intervals occurred over a thicker interval than uranium. Northrop and Goldhaber found that while uranium and vanadium often reached their maximum concentration at the top of each uranium-bearing horizon, the vertical distribution of vanadium was frequently distinct from uranium.
Scott Wilson RPA’s review of sample data shows that there is a clear tendency for higher grade uranium to be associated with higher grade vanadium; however, the relationship is somewhat erratic and high grade uranium samples frequently have low concentrations of vanadium.
TONY M SAMPLING PROGRAM FOR VANADIUM
In making this evaluation, Scott Wilson RPA used information from Denison’s files for the Tony M deposit. Throughout the period of development of the Tony M Mine, Plateau conducted several sampling programs to estimate the vanadium content in the Tony M deposit. The programs include sampling and analyzing drill core, underground muck and rock chips, and a longer term program to assay composite samples collected at the mine portal as material was trucked from the mine.

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Based on a review of monthly production reports for October 1982 through August 1983, plus January 1984, together with analyses of uranium and vanadium of composite samples, Scott Wilson RPA found that 55,234 tons of muck produced from the central part of the mine (Blocks B, E, F, and S) had an average of 0.222% V2O5 and 0.133% chemU3O8 with a weighted V/U ratio of 1.66. This included 31,049 tons (56%) of the muck produced in nine months from Block B averaging 0.256% V2O5 with a weighted V/U ratio of 1.59. The balance of 24,185 tons was produced from blocks E, F, and S.
Scott Wilson RPA did not have information to identify whether the samples originated from the Lower Lower or the Upper Lower units of the Lower Salt Wash interval.
Scott Wilson RPA is of the opinion that the V2O5:U2O8 ratio of 1.66:1 for the composite bulk samples collected over the period October 1982 to January 1984 from 55,234 tons of rock mined is representative for the areas sampled. Furthermore, this average of 1.66:1 is the most reliable estimate of theV2O5:U2O8 ratio for the Tony M deposit.
SOUTHWEST PROPERTY — VANADIUM
As indicated above, the only sample analyses available to provide an indication of the content of vanadium in the Southwest deposit are from core drilling. In November 1983, Atlas (Rajala, 1983, see Section 9 of this report) analyzed a composite sample based on 104 (from 16 drill holes) core intervals. The composite sample gave a V2O5:U3O8 ratio of 1.1 for the Southwest deposit. The ratio is based on an average uranium grade of 0.35% U3O8.
Milne (1990) provides a summary of the results of an analysis of V2O5:U3O8 ratios prepared by Atlas based on 15 samples from the Southwest deposit (Table 6-3). The average V2O5:U3O8 ratio ranges from 1.313 to 3.078 for the three levels — Upper, Middle and Lower — and averages 2.450:1. Milne then uses results from this table to estimate the grade and amount of vanadium in the Southwest deposit. Scott Wilson RPA did not have access to the initial data from which the table had been developed.

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TABLE 6-3 SOUTHWEST PROJECT — V2O5 : U3O8 RATIOS BY ATLAS
Denison Mines Corp. — Tony M-Southwest Uranium Project

Deposit	Zone	V2O5:U3O8	Variance	Std. Dev.	# Samp.
Southwest	U	3.078 : 1	20.935	4.576	11
	M	1.530 : 1	0.000	0.000	1
	L	1.313 : 1	0.343	1.585	3
Deposit Weighted Average		2.450 : 1			Total: 15
In 1991, EFN (EFN, 1991) conducted an evaluation of composite mineral zones from all of the 18 samples from 32 core holes drilled on the Southwest deposit. This included a review of the Atlas results in Table 6-3 above. Following the review, EFN observed that the results in Table 6-3 were based on an erroneous comparison of raw data. Therefore, they rejected the inference of Atlas’ report that the average V2O5:U3O8 ratio for the Bullfrog Project was about 3:1.
This analysis (EFN, 1991) indicated a V2O5:U3O8 ratio for the Southwest deposit of 1.6:1.0 at a thickness of one foot of 0.10% eU3O8 cut-off; and a ratio of 1.29:1.0 at a 0.80 GT cut-off (Table 6-4).
TABLE 6-4 SOUTHWEST DEPOSIT — V2O5 : U3O8 RATIOS BY EFN
U3O8 GT Cut-off = 0.80 ft.%
Denison Mines Corp. — Tony M-Southwest Uranium Project

Deposit	Zone	V2O5:U3O8	Number of Intercepts
Southwest	U	1.59 : 1	9
	M	1.25 : 1	6
	L	0.85 : 1	3
Deposit Average		1.29 : 1	Total: 18
From EFN, 1991
Based on these results, EFN (1991) concluded that it was uneconomic to recover vanadium from the Bullfrog property. They also observed that the V2O5: U3O8 ratio was highly variable from deposit to deposit, zone to zone, and intercept to intercept. They indicated that it was “...most important that many of the very good vanadium intercepts do not contain mineable uranium values”.

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Their observations on the variability of vanadium concentration within the uranium bearing zones are consistent with the findings of the Northrop and Goldhaber (1990) discussed in Section 9 of this report. In addition, the ratios found in their analyses are somewhat similar to the ratios determined by Rajala (1983) for composite samples for the Southwest, as discussed earlier in this subsection.
Scott Wilson RPA is of the opinion that, based on the information available, the EFN (1991) findings are the most relevant and provide a reliable estimate of the V2O5:U3O8 relationship in the Southwest deposit. Scott Wilson RPA is also of the opinion that the V2O5:U3O8 ratio ranges from 1.29:1.0 to about 1.66:1.0 in the Tony M-Southwest deposit, and Scott Wilson RPA agrees with EFN that vanadium is not presently technically and economically recoverable from Denison’s Tony M-Southwest deposit.

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7 GEOLOGICAL SETTING
REGIONAL GEOLOGY
Denison’s Henry Mountains Complex uranium deposits occur within the Salt Wash Member of the Morrison Formation. This formation is located within the Colorado Plateau (Figure 7-1). The dominant feature of the geologic history of the Colorado Plateau has been its comparative structural stability since the close of the Precambrian time. During much of the Paleozoic and Mesozoic time, the Colorado Plateau was a stable shelf without major geosynclinal areas of deposition, except during the Pennsylvanian when several thousand feet of black shales and evaporates accumulated in the Paradox Basin of southwestern Colorado and adjacent Utah.
Folding and faulting of the basement during the Laramide orogeny of Late Cretaceous and Early Tertiary time produced the major structural features of the Colorado Plateau. Compared to the adjacent areas, however, it affected the plateau only slightly. The nearly horizontal strata were gently flexed, producing the uplifts and basins indicated in Figure 7-2.
Early Tertiary fluvial and lacustrine sedimentation within the deeper parts of local basins was followed in mid-Tertiary time by laccolithic intrusion and extensive volcanism. Intrusions of diorite and monazite porphyry penetrated the sediments at several sites to form the laccolithic mountains of the central Colorado Plateau. Dikes and sills of similar composition were intruded along the eastern edge of the plateau, probably in Miocene time. Faulting along the south and west margins of the plateau was followed by epirogenic uplift and northeastward tilting of the plateau and by continuing erosion which has shaped the present landforms.

7-1

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Henry Mountains Complex
R 11 E
R 12 E
T 34 S
T 35 S
COPPER BENCH - INDIAN BENCH DEPOSIT
FRANK M DEPOSIT
Denison Bullfrog Property
TONY M-SOUTHWEST DEPOSIT
Utah State Lease
MINE WORKINGS
TONY M DECLINE
TIC, Star & Ticaboo Claims
Ticaboo Claims
N
Qap
Ti
Kmbg
Kmfe
Kmt
Kd
Jmb
Jms
Jse
Jsc
Jn
Legend:
Quaternary
Tertiary
Cretaceous
Jurassic
San Rapfael Group
Qap - Pediment Gravels
Ti - Tertiary Intrusives
Kmbg - Bluegate Shale Member
Kmfe - Ferron Sandstone Member
Kmt - Tununk Shale Member
Kd - Dakota Sandstone
Jmb - Brushy Basin Member
Jms - Salt Wash Member
Jse - Summerville Formation & Entrada Formation
Jc - Camel Formation
Jn - Navajo Sandstone
NOTE: Frank M Deposit NOT OWNED by Denison Mines Corp.
0 2000 4000 6000 8000
Feet
February 2009
Source: Denison Mines Corp., 2008.

Figure 7-1

Denison Mines Corp.

Tony M-Southwest Deposit
Henry Mountains Complex,
Garfield County, Utah, U.S.A.
Geology Map

7-2

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UINTA UPLIFT
MEEKER DISTRICT
WHITE RIVER UPLIFT
UINTA BASIN
PICEANCE BASIN
GREEN RIVER DISTRIST
THOMPSON DISTRICT
UNCOMPAHGRE UPLIFT
MOAB DISTRICT
LA SAL-LA SAL CREEK DISTRICT
URAVAN MINERAL BELT
HENRY MTS. BASIN
CIRCLE CLIFFS UPLIFT
HENRY MTS DISTRICT
EAST CANYON DISTRICT
MONTEZUMA CANYON DISTRICT
BLANDING DISTRICT
SAN JUAN DOME
UTAH
ARIZONA
COLORADO
NEW MEXICO
KAIPAROWITS BASIN
CARRIZO-LUCKACHUKI DISTRICT
SAN JUAN BASIN
ZUNI UPLIFT
RIO GRANDE TROUGH
N
0 25 50 75 100
Miles

Source: (from Thamm, J., Kovscak, A. and Adams, 1981, "Geology and Recognition Criteria for Sandstone Uranium Deposits of the Salt Wash Type, Colorado Plateau Province Final Report", Prepared for U.S,D.O.E., GJBX-6(81))

Legend:

- *Monoclinal Flexure Showing Dip*
- *Axis of Salt Anticline*
- *High-Angle Reverse Fault Showing Upthrown Side*
- *Normal Fault*
- *Uranium Deposit in Salt Wash Member of Morrison Formation*
- *Approximate Centre of Volcanic Field*
- *"Laccolithic" Mountain*

February 2009

Figure 7-2

Denison Mines Corp.

Tony M-Southwest Deposit

Utah, U.S.A.

Colorado Plateau Geology & Deposits Locations

7-3

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MORRISON FORMATION
The Morrison Formation is a complex fluvial deposit of Late Jurassic age that occupies an area of approximately 600,000 square miles, including parts of 13 western states and small portions of three Canadian provinces, far to the north and east of the boundary of the Colorado Plateau.
With the exception of the Tidwell Member, which underlies the Salt Wash Member in some districts, in the areas of major Salt Wash uranium production in Colorado and Utah, the Morrison Formation consists of only the Salt Wash and the conformably overlying Brushy Basin Member.
SALT WASH MEMBER
The Salt Wash Member is subdivided into three major facies, as shown in Figure 7-3, an isopach and facies map of the Salt Wash. Uranium-vanadium orebodies have been found in each of the three facies, but the great majority of ore has been mined from the interbedded sandstone and mudstone facies. In outcrop, the Salt Wash is exposed as one or more massive, ledge-forming sandstones, the number varying from one district to another. Closer to the source areas, as in Arizona, the Salt Wash is mainly a massive sandstone or conglomeratic sandstone broken only by a few, thin interbeds of siltstone or clay. Farther from the source areas, as in the area of the Uravan mineral belt, three or more discontinuous sandstone ledges are common, generally interbedded with approximately equal amounts of thick, laterally persistent siltstones or mudstones.
The sandstones of the Salt Wash have been classified as modified or impure quartzite, ranging from orthoquartzite to feldspathic or tuffaceous orthoquartzite. Carbonate cement is a relatively common component in the Salt Wash. The sandy strata of the Salt Wash Member contain many mineable concentrations of uranium throughout the Henry Basin, most of which are relatively small. Denison’s Henry Mountains deposits, together with adjoining deposits, constitute the largest Salt Wash-hosted uranium concentration on the Colorado Plateau.

7-4

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SALT LAKE CITY
N
MEEKER
PRICE
LEADVILLE
GRAND JUNCTION
GUNNISON
HENRY MOUNTAINS DISTRICT
URAVAN MINERAL BELT
400
300
100
200
300
400
500
600
KANAB
UTAH
ARIZONA
LEES FERRY
DURANGO
COLORADO
NEW MEXICO
400
300
200
100
EXTENT OF WASH MEMBER
0 25 50 75 100
Miles
GALLUP
FLAGSTAFF
ALBUQUERQUE
WINSLOW
HOLBROOK

NOTE: Isopach Interval 100 Feet

Source: (from Thamm, J., Kovscak, A. and Adams, 1981, "Geology and Recognition Criteria for Sandstone Uranium Deposits of the Salt Wash Type, Colorado Plateau Province Final Report", Prepared for U.S,D.O.E., GJBX-6(81))

Figure 7-3

Legend:

- *Conglomerate Sandstone Facies*
- *Sandstone and Mudstone Facies*
- *Mudstone and Lenticular Sandstone Facies*
- *Location of Major Uranium-Vanadium Deposits*
- *Isopach Line, Dashed Where Inferred*
- *Extent of Salt Wash Member*

February 2009

Denison Mines Corp.

Tony M-Southwest Deposit

Utah, U.S.A.

Salt Wash Member
Isopachous and Facies Map

7-5

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LOCAL AND PROPERTY GEOLOGY
Denison’s Henry Mountains Complex properties are situated in the southeastern flank of the Henry Mountains basin, a subprovince of the Colorado Plateau physiographic province. The Henry Basin is an elongate north-south trending doubly plunging syncline in the form of a closed basin (see Figure 7-2). It is surrounded by the Monument Uplift to the southeast, Circle Cliffs Uplift to the southwest, and the San Rafael Swell to the north. The regional and local geology of the Henry Basin vanadium-uranium deposits has been the subject of intensive research by staff of the U.S. Geological Survey (USGS) as well as other workers, referenced below, and is described in Section 18, Other Relevant Data and Information. The description below follows Northrop and Goldhaber (1990).
The properties are located to the south of Mt. Hillers (10,723 ft.) and to the northwest of Mount Ellsworth and Mt. Holmes (7,930 ft.). Figures 7-4, 7-5 and 7-6 are a geologic map and stratigraphic section of the project area. Exposed rocks in the project area are Jurassic and Cretaceous in age. Host rocks for the Bullfrog and Tony M uranium-vanadium deposits are Upper Jurassic sandstones of the Salt Wash Member of the Morrison Formation. In addition, a minor portion (i.e., a few percent) of the Tony M uranium mineralization occurs in the uppermost section of the underlying Tidwell Member (PAH, 1985).
STRUCTURAL GEOLOGY
The structural geology of the project area reflects a gentle westward dip off the Monument Uplift, toward the axis of the Henry Basin, except where the strata have been influenced by the adjacent Mount Hillers and Mount Ellsworth intrusive igneous bodies. Figure 7-7 is a structural contour map of the Henry Mountains area. As a result, dips in the vicinity of the Tony M deposit are characterized by a gentle dip from two to five degrees to the west. Dips in the vicinity of the Southwest deposit vary from one to two degrees to the west and northwest.

7-6

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QUATERNARY
GR
SP
REST.
SEDIMENT GRAVEL
UPPER CRETACEOUS
MANCOS FORMATION
TUNUNK SHALE MEMBER
DAKOTA FORMATION
UPPER JURASSIC
MORRISON FORMATION
BRUSHY BASIN SHALE MEMBER
SALT WASH MEMBER
MINERALIZED ZONE
(URANIUM)
SUMMERVILLE FORMATION
Legend:
Shale
Sandstone
GR Gamma Radiation
SP Self potential
REST. Resistivity

Figure 7-4

Denison Mines Corp.

Tony M-Southwest Deposit

Utah, U.S.A.

Henry Mountains Complex

Representative Stratigraphic Section

February 2009

Source: Atlas, 1991.

7-7

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Log of
Core Hole
91-8-14c

(ft)
(m)
Spud into Brushy Basin Member
BRUSHY BASIN MEMBER
Top of Salt Wash Member - 52'
UPPER INTERVAL
SALT
WASH
MIDDLE INTERVAL
MEMBER
LOWER INTERVAL
Refer to Figure 7-6
for Details
TIDWELL MEMBER
SUMMERVILLE FORMATION

Figure 7-5

Denison Mines Corp.

Tony M-Southwest Deposit

Utah, U.S.A.

Measured Stratigraphic Section of Salt Wash Member (Salt Wash Core Hole 91-8-14c)

February 2009

Source: Robinson J.W., 2009, Pers. Comm.

7-8

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(ft)
(m)
MS SILT FS MS CS
300
310
320
330
340
350
360
370
380
390
400
410
420
430
440
450
460
470
480
490
500
95
100
105
110
115
120
125
130
135
140
145
150
Green
MIDDLE INTERVAL
LOWER INTERVAL
TIDWELL MEMBER
SALT
WASH
MEMBER
Log of
Core Hole
91-8-14c

Figure 7-6

Denison Mines Corp.

Tony M-Southwest Deposit

Utah, U.S.A.

Measured Stratigraphic Section of the Lower Interval of Salt Wash Member of Attached Log of Core Hole 91-8-14c

February 2009

Source: Robinson J.W., 2009, Pers. Comm.

7-9

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R 10 E
R 11 E
R 12 E
T 33 S
T 34 S
T 35 S
T 36 S
BULLDOG PEAK
BYSMALITH
MOUNT
HILLERS
STOCK
COPPER BENCH-INDIAN BENCH
DEPOSITS
TONY M-SOUTHWEST
DEPOSIT
MOUNT
HOLMES
STOCK
MOUNT
ELLSWORTH
STOCK
HENRY
BASIN
U
D
N
5000
6000
7000
8000
9000
10,000
0 5,000 10,000
Feet
NOTE:
Elevation Contours in Feet
February 2009
Source: Hunt, et al., 1953.

Figure 7-7

Denison Mines Corp.

Tony M-Southwest Deposit

Henry Mountains Area, Utah, U.S.A.

Structural Contour Map

Contour on the Ferron Member of the Mancos Formation

7-10

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FAULTS AND JOINTING
No faulting was detected during underground development of the Tony M Mine workings. In contrast, minor faulting is reported to be present in the vicinity of the southern part of the Copper Bench-Indian Bench deposit. Scott Wilson RPA did not have any verifiable information regarding the occurrence of faulting on the Bullfrog property.
Plateau personnel mapped fractures and joints using aerial photos in the vicinity of the Tony M Mine as well as through underground mapping in the mine. Joint spacing averages about 1.5 ft., but varies significantly from area to area. Observations of joints in outcrop and underground indicate that they are confined to, or are well developed in, sandstone units with little or no development in mudstone or shale units. Both the strike and dip of individual joints remain relatively constant, with normal variations of less than to 5º to 10º.
The results indicate the joint pattern in the vicinity of the mine is characterized by vertical to steeply dipping joints with a northwesterly strike. A second northeasterly striking vertical to steeply dipping set is weakly developed, both in terms of the frequency of occurrence, which is less than 10% of total joints, and the degree of continuity. Within the southern part of the Tony M Mine, nearly all joints strike between N30°W and N70ºW and 50% of the joints strike between N45ºW and N55ºW. Within the northern third of the mine, the predominant strike of joints moves clockwise, with most joints striking between N18ºW and N25ºW.
Scott Wilson RPA has no information on jointing in the Southwest deposit. The pattern of joint development in and around the Tony M is similar to the regional pattern in the southern Henry Mountains (Underhill et al., 1983).
HOST SANDSTONES
In the southern Henry Basin, including the Denison Project area, the Salt Wash Member ranges from 400 ft. to 510 ft. thick. In the northern part of the Tony M deposit, core hole 91-8-14c intersected 444 ft. of the Salt Wash Member. The lower Salt Wash sandstones are finer grained, while the upper Salt Wash sandstones consist of more coarse grained clastics. The lower Salt Wash is approximately 150 ft. thick in the Denison Project area, thinning and becoming less sandy northward from the project area. Sandstones comprise 80% of the sequence, with siltstones and mudstones making up the remainder. Significant uranium mineralization occurs only in this lower unit. Figure 7-4 above shows a representative stratigraphic section from the Bullfrog property.

7-11

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The Tony M deposit is developed in the lowermost 35 ft. to 40 ft. of the Salt Wash, while mineralization in the Southwest deposit reaches 60 ft. above the Salt Wash Member base. The sand sequence occurring in the Tony M deposit also occurs in the Southwest deposit. Mineralization of the Frank M deposit occurs between 60 ft. and 100 ft. above the base of the Salt Wash Member and is correlative with the Copper Bench-Indian Bench deposit.
The lower 100 ft. of the Salt Wash Member have been subdivided into an upper and a lower unit, and each of these subunits, in turn, have been subdivided into upper, middle, and lower horizons. The Tony M-Southwest deposit occurs in the lower, middle, and upper mineralized horizons of the lower 40 ft. thick sand unit. Each of the horizons is 10 ft. to 15 ft. thick. The analysis of the mineralization, however, shows that a high percentage of the mineralization occurs within two units designated in this report as the Lower Lower and the Upper Lower units, with the Middle Lower unit included in the Upper Lower unit. Further to the east, the Copper Bench-Indian Bench deposit occurs in the upper, middle, and lower horizons of the Upper unit (i.e., 60 ft. to 100 ft. above the base).
PETROGRAPHIC DESCRIPTION
The framework minerals of the Salt Wash host beds for the Tony M deposit are predominantly quartz, (averaging 70% to 79% of the rock) with minor, variable amounts of feldspar (ranging from 1% to 14%, and averaging 4%). Rock fragments average about 7%, but range from 1% to 60%. Accessory minerals form about 2% or less of the rock. The sandstones are classified as modified or impure quartzite, ranging from orthoquartzite to feldspathic orthoquartzite.

7-12

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In and near the Tony M Mine, the Salt Wash sandstone is cemented by carbonate and silica and/or clay minerals that average about 17% of the total volume of the samples studied. Calcite is the most common carbonate. In the mineralized zones, the proportionate of clay minerals increases and the amount of carbonate decreases. The carbonate in the mineralized zone is also marked by the presence of dolomite.
Organic carbon commonly occurs in the concentration of 0.1 to 0.2 weight percent (wt.%), but ranges up to 1 wt.% or higher in some zones. The predominant type of organic matter is coalified detrital plant debris together with a trace amount (<1%) of unstructured organic matter. This detrital debris occurs as individual elongate fragments a few tens of micrometres to about 5 mm in length. Silicified logs, carbonized organic debris and pyrite are locally abundant in the uranium-vanadium bearing zone.
Quartz overgrowths in amounts ranging from 1% to 12% are present with the highest concentrations associated directly with the mineralized zone(s).
Scott Wilson RPA did not have equivalent descriptions for the sandstones of the Southwest deposit.
DEPOSITIONAL ENVIRONMENT OF THE SALT WASH SANDSTONES
The Lower Salt Wash sandstones represent the aggradational deposits of broad, shallow channels on the surface of a wet alluvial fan complex. Frequently shifting channels spread tabular sand widely over this surface. Fine-grained detrital carbonaceous material was deposited with the sandy strata. Thin clay deposits, which formed in ephemeral ponds in the abandoned channels locally, contain indigenous organic material.

7-13

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Robinson and McCabe (1997) mapped the extensive three-dimensional exposures of the Salt Wash Member in the Shootaring Canyon and surrounding areas using photomosaics, measured sections, and core logging to make measurement of the thickness and width of fluvial sandstone and shale bodies (Figure 7-8). The Salt Wash Member is composed of fluvial channel fill, abandoned channel fill, and overbank/floodplain strata that were deposited on a broad alluvial plain of low-sinuosity, sandy, braided streams flowing northeast. A hierarchy of sandstone and shale bodies in the Salt Wash Member includes, in ascending order, trough cross-bedding, fining-upward units/mudstone intraclast conglomerates, single-story sandstone bodies/basal conglomerate, abandoned channel fill, multistory sandstone bodies, and overbank/flood-plain heterolithic strata.
Trough cross-beds have an average width:thickness ratio (W:T) of 8.5:1 in the lower interval below the Middle Silt Sequence of the Salt Wash Member and 10.4:1 in the upper interval above the Middle Silt Sequence. Fining-upward units are 1.5 ft. to 9.8 ft. thick and 9.8 ft. to 36.0 ft. wide. Single-story sandstone bodies in the upper interval are wider and thicker than their counterparts in the lower interval, based on average W:T, linear regression analysis, and cumulative relative frequency graphs. Multi-story sandstone bodies are composed of two to eight stories, range up to 98 ft. thick and over 5,000 ft. wide (W:T > 50:1), and are also larger in the upper interval. Heterolithic units between sandstone bodies include abandoned channel fill (W:T = 33:1) and overbank/flood-plain deposits (W:T = 70:1).
The paleoclimate for the Middle to Late Jurassic period of deposition of the Salt Wash sands is interpreted to be warm and dry based on the abundance of red beds, evaporates and shallow-water carbonates (Brenner, in Robinson and McCabe, 1997).

7-14

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(m)
6
5
4
3
2
1
MUDSTONE
SILTSTONE
RIPPLE CROSS-LAM.
HORIZONTAL LAM.
PLANAR-TABULAR X-BDG.
TROUGH X-BDG.
MUDSTONE INTCLST. CGL.
GRANULE-PEBBLE CGL.
MASSIVE BEDDING
BASAL CONGLOMERATE
MUD.
SILT.
SANDST.
CGL.
FLOW UNITS
BARRIER/BAFFLE UNITS
FU UNIT
FU UNIT
FU UNIT
FU UNIT
SINGLE STORY SANDSTONE BODY
MULTISTORY SANDSTONE BODY
Overbank/Flood-plain deposits between Multistory Sandstone
Abandoned Channel-Fill at top of Story
Mudstone Clast Cgl.
Mudstone Clast Cgl.
Mudstone Clast Cgl.
Conglomerate at base of Single Story
Overbank/Flood-plain deposits between Multistory Sandstone

Figure 7-8

Denison Mines Corp.

Tony M-Southwest Deposit

Henry Mountains Area, Utah, U.S.A.

February 2009

Source: Robinson & McCabe, 1997.

7-15

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8 DEPOSIT TYPES
Sandstone-type uranium deposits typically occur in fine to coarse grained sediments deposited in a continental fluvial environment. The uranium is either derived from a weathered rock containing anomalously high concentrations of uranium or leached from the sandstone itself or an adjacent stratigraphic unit. It is then transported in oxygenated water until it is precipitated from solution under reducing conditions at an oxidation-reduction front. The reducing conditions may be caused by such reducing agents in the sandstone as carbonaceous material, sulphides, hydrocarbons, hydrogen sulphide, or brines.
There are three major types of sandstone hosted uranium deposits: tabular vanadium-uranium Salt Wash type of the Colorado Plateau, uraniferous humate deposits of the Grants, New Mexico area, and the roll-type deposits of Wyoming. The differences between the Salt Wash deposits and other sandstone type uranium deposits are significant. Some of the distinctive differences are as follows:
•	The deposits are dominantly vanadium, with accessory uranium.

•	One of the mineralized phases is a vanadium-bearing clay mineral.

•	The deposits are commonly associated with detrital plant trash, but not redistributed humic material.

•	The deposits occur entirely within reduced sandstone, without adjacent tongues of oxidized sandstone.

8-1

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The vanadium content of the Henry Basin deposits is relatively low compared to many Uravan deposits. Furthermore, the Henry Basin deposits occur in broad alluvial sand accumulations, rather than in major sandstone channels as is typical of the Uravan deposits of Colorado. The Henry Basin deposits do, however, have the characteristic geochemistry of the Uravan deposits and are therefore classified as Salt Wash type deposits.
Extensive research by Northrop and Goldhaber (1990) and associates shows that the Henry Basin deposits were formed at the interface of an underlying brine with overlying oxygenated flowing waters carrying uranium and vanadium in solution. Reduction and deposition of the mineralization were enhanced where the interface occurred within sandstones containing carbonaceous debris. The multiple mineralized horizons developed at favourable intervals as the brine surface migrated upwards. Geochemical studies indicate the uranium and vanadium were leached either from the Salt Wash sandstone or the overlying Brushy Basin Member.

8-2

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9 MINERALIZATION
The vanadium:uranium weight ratios in Salt Wash-type deposits range from about 1:1 to 20:1. The deposits are, therefore, technically classified as vanadium deposits with accessory uranium. Because of the relative economic importance of the uranium, less emphasis is placed on the vanadium. Historic production records from the U.S. Atomic Energy Commission for the South Henry Mountains district suggest that the vanadium content of the district is relatively low. The South Henry Mountains district consists of near surface mines at Shootaring Canyon, Delmonte and Woodruff Springs in the vicinity of the Tony M and Frank M deposits. The records for the period 1956-1965 indicate that the V2O5:U3O8 weight ratio for about 6,900 tons of ore produced in the South Henry Mountains district was about 1.8:1.
Uranium mineralization in the Henry Mountains Complex property is hosted by favourable sandstone horizons containing detrital organic debris. Mineralization primarily consists of coffinite, with minor uraninite which usually occurs in close association with vanadium mineralization. Mineralization occurs as intergranular disseminations, as well as coatings and/or cement on and between sand grains and organic debris. The stratabound primary mineralization routinely occurs as thin layers related to the stratigraphic units that are present over a wide area of the Tony M-Southwest and Copper Bench-Indian Bench deposits. In the areas including the indicated and inferred resources defined in this report, the concentration of uranium mineralization usually increases in both grade and thickness to form the zones exceeding the grade cutoffs.
The Henry Mountains Complex vanadium-uranium deposits consist of two extensive elongate, tabular zones containing a large concentration of mineralization (see Figure 4-2 of this report). The Tony M-Southwest deposit extends for a distance of about 2.5 miles along a north-south trend and has a maximum width of about 3,000 ft. The larger Indian Bench and Copper Bench deposits extend about 3.5 miles along a northwesterly trend to the northeast of the Tony M-Southwest deposit.

9-1

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More specifically, the mineralization making up the indicated and inferred resource blocks, described in Section 17 of this report, form high grade zones within the two mineralized trends. The Tony M-Southwest deposit occurs within an arcuate zone over a north-south length of about 15,000 ft. and a width ranging from 1,000 ft. to 3,000 ft. (Figures 17-4 through 17-6).
The trend occurs in a series of three individual stratiform layers included within a 30 ft. to 62 ft. thick sandstone interval. Mineralization in the Tony M deposit occurs over three stratigraphic zones of the Salt Wash Member of the Morrison Formation, when a minor zone in the Tidwell is included in the lower zone.
In making its uranium resource estimates for the Tony M deposit, PAH (1984) found that the mineralization ranged from 2.0 ft. to 2.7 ft. thick at a cut-off of 0.10% U3O8 and GT>0.1 ft.% and that the average grade at that cut-off ranged from 0.019% U3O8 to 0.107% U3O8.
TABLE 9-1 TONY M FREQUENCY STATISTICS FOR MINERALIZATION
AND THICKNESS
Denison Mines Corp. — Tony M-Southwest Uranium Project
(0.10% U3O8, 1 ft. minimum compositing)

Zone	Mean	Standard Deviation	Cv*	Number of samples
% U3O8, Grade
Upper	0.060	0.121	2.02	240
Middle	0.098	0.132	1.35	546
Lower	0.107	0.116	1.08	834
Tidwell	0.019	0.045	2.37	478

Thickness (at 0.10% U3O8, cut-off)
Upper	2.0	1.2	0.6	45
Middle	2.7	2.1	0.8	178
Lower	2.4	1.9	0.8	132
Tidwell	2.7	1.6	0.6	17
From PAH, 1984

*	Cv = Coefficient of Variation (Standard Deviation/Mean).

Scott Wilson RPA did not have equivalent statistical data for the Southwest deposit.

9-2

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The Southwest deposit (like most of the adjacent Tony M deposit) occurs in the lowermost 35 ft. to 62 ft. of the Salt Wash Member sandstone. Mineralization within the Upper Lower unit is offset to the east as compared to mineralization in the Lower Lower unit. Mineralization forming the Copper Bench-Indian Bench deposit occurs between about 60 ft. and 100 ft. above the base of the Salt Wash Member.
Mineralization making up the resource blocks of the Tony M and Southwest has, respectively, average thicknesses of 3.9 ft. to 5.7 ft. and 2.9 ft. to 5.8 ft., depending on assumptions regarding GT cut-off and dilution (see Section 6, History for the discussion of resource estimates and Tables 6-1 and 6-2 for details). Inspection of logs by Scott Wilson RPA indicates that the thickness of uranium mineralization in individual drill holes only occasionally exceeds 12 ft.
Throughout most of the area of the Tony M-Southwest deposit, the dip of the Salt Wash Member is less than five degrees, varying from northwesterly in the Tony M deposit to west-northwesterly in the Southwest deposit.
The average elevation and depth of the base of each deposit is summarized in Table 9-2.
TABLE 9-2 AVERAGE ELEVATION AND DEPTH OF THE BASE OF
DEPOSITS
Denison Mines Corp. — Tony M-Southwest Uranium Project

	Average	Average	Average	Depth
	Collar	Elevation (ft.)	Depth (ft.)	Range (ft.)
Resource Area	Elevation (ft.)	Base of Deposit	Base of Deposit	Base of Deposit
Southwest	5,063	4,318	745	710 – 825
Tony M	NA	4,380	546	50 – 687
URANIUM AND VANADIUM MINERALOGY
Underground in the Tony M Mine, the main mineralized horizons appear as laterally discontinuous, horizontal bands of dark material separated vertically by lighter zones lacking uranium but enriched in vanadium. On a small scale (inches to feet), the dark material often exhibits lithologic control, following cross-bed laminae or closely associated with, though not concentrated directly within, pockets of detrital organic debris.

9-3

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The uranium-vanadium mineralization in the Henry Basin project area is similar to the mineralization observed elsewhere in the Colorado Plateau. It occurs as intragranular disseminations within the fluvial sand facies of the Salt Wash Member. It also forms coatings on sand grains and coatings and impregnations of organic associated masses. A significant portion of the uranium occurs in a very fine grained phase whose mineralogy has best defined with the aid of an electron microscope.
Extensive scanning electron microscope, microprobe, autoradiography, X-ray, and other investigations indicate that coffinite is the dominant primary uranium mineral in the mineralized horizons, with uraninite occurring in only trace amounts. In the higher grade mineralized horizons (U > 0.5%), large masses of coffinite form interstitial cement (Northrop and Goldhaber, 1990).
Vanadium occurs as montroseite (hydrous vanadium oxide) and vanadium chlorite in primary mineralized zones located below the water table (i.e., the northern portion of the Tony M deposit). Montroseite is the only vanadium oxide mineral identified in this interval. An unusual vanadium-bearing chlorite or an interlayered vanadium-bearing chlorite-smectite is the only authigenic clay mineral(s) recognized. The grain size and sorting characteristics of detrital quartz grains vary within the host rocks; cross-bed lamainae with coarser grains and better sorting are invariably more highly mineralized (Wanty et al., 1990).
Above the water table to the south, vanadium chlorite is absent, while montroseite and a suite of secondary uranium-vanadium minerals are present. These include tyuyamunite, metatyuyamunite, rauvite, and carnotite all of which have been identified in samples from the southern part of the Tony M deposit. Carnotite is a secondary hydrous potassium-vanadium-uranium mineral, while the other three are similar minerals with calcium replacing potassium. The later minerals occur above the water table in the zone that has been subjected to near surface secondary oxidation. About 40% of the southern portion of the Tony M deposit is located in this zone, with the remainder, together with the Southwest deposit, located in the reduced zone below the water table.

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Other ore-stage minerals identified in the USGS study include pyrite (0% to 3.3%), quartz overgrowths (0% to 17%), dolomite and calcite (Wanty et al., 1990). The quartz overgrowths are often visible to the naked eye within the Tony M Mine. While dolomite is associated with the mineralized zones, the abundance of calcite decreases in highly mineralized zones. This is thought to occur because calcite postdates the deposition of vanadium bearing chlorite and other ore-stage minerals that preferentially plug the pores of the mineralized zone.
No significant differences between cores, or within cores, have been identified for the sandstone framework mineralogy. Significant mineralogic differences, however, exist in the authigenic pore-filling material; these vary in abundance and type vertically within cores, in association with mineralized intervals (Northrop and Goldhaber, 1990).
The age of the deposit is 115 million years, indicating that the mineralization formed shortly after deposition of the Brush Basin Member of the Morrison Formation (Ludwig, 1986, in Wanty et al., 1990).
CHEMICAL ANALYSIS OF MINERALIZED SAMPLES FROM THE TONY M-SOUTHWEST PROPERTY
Atlas conducted a metallurgical testing program on a series of composites prepared from core samples from Exxon drilling (Rajala, 1983). The results of this program are discussed in Section 16 of this report. The drill core was from the Indian Bench, Southwest, and Copper Bench deposits (this work does not include results from the 40-hole core drilling program conducted by Atlas from July 1983 to March 1984).

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Samples from each deposit were combined to give representative composites. Each composite consisted of 0.5 ft. drill core intervals combined in such a manner as to give a composite head analysis exceeding 0.2% U3O8. The Southwest composite samples contained 104 (from 16 drill holes) core intervals. The results of the analyses for uranium, vanadium, and calcium carbonate are compared with the values calculated based on the weighted value of each of the individual core samples included in the composite. Results of the analysis are given in Table 9-3. Table 9-4 shows the concentration of several minor elements occurring in the composites.
TABLE 9-3 COMPARISON OF COMPOSITE HEAD
ANALYSES WITH CALCULATED HEAD ANALYSES
Denison Mines Corp. — Tony M-Southwest Uranium Project

Composite Area	% U3O8	% V2O5	V2O5/U3O8	% CaCO3
Southwest	0.348	0.59	1.70	5.4
Southwest*	0.385	0.63	1.64	6.3

*	Calculated Head Analyses Based on Sample Weighting.
TABLE 9-4 PRESENCE OF VARIOUS ELEMENTS IN COMPOSITE SAMPLES
OF THE TONY M AND SOUTHWEST DEPOSITS
Denison Mines Corp. — Tony M-Southwest Uranium Project

Composite Area	% Cu	% Zn	% Pb	% Mo	% Zr	% As	Ag*	Au*

Southwest	0.004	0.005	0.003	0.02	0.08	0.23	0.01	nil

Tony M-Crock: ICAP-AES**	72 ppm	210 ppm	130 ppm	150 ppm	n.a.	132 ppm	n.a.	n.a.

Tony M-Crock: Semi-Quant.***	20 ppm	300 ppm	500 ppm	30 ppm	100	not detected	not detected	not detected

*	Units are oz/ton.

**	300 to 400 pound sample collected by Jim Crock, USGS, from 145E/1015N + 14 ft. on south rib of Tony M Mine and analyzed in USGS Laboratory.

***	Sample collected by F. Peterson, U.S.Geological Survey from the same site in Tony M Mine and analyzed in U.S.Geological Survey Laboratory using alternative methods.
The results provide confirmation of the chemical parameters of the Southwest and Tony M deposits. The elevated concentration of vanadium is significant, and is discussed in Section 6, History of this report.

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The average concentration of CaCO3 is a consideration for processing cost and ranges from 5.4% to 11.1% in the Bullfrog deposits. In its evaluation of mineral zones from 39 core holes from the Bullfrog deposits (including the Southwest), EFN found that the carbonate content of the composites averaged 9.2% CaCO3 at the 0.80 ft.% GT cut-off (EFN, 1991). Table 9-3 indicates the presence of elevated concentrations of molybdenum and arsenic.
Plateau analyzed composite samples from monthly production from the Tony M Mine over the period November 1982 to April 1983 and found that the 31,996 tons of ore had an average CaCO3 content of 6.22%, with an average U3O8 grade of 0.159%. Much of the production for the period came from the south part of Block B, while the balance was produced from Blocks E, F and S.
Plateau also analyzed 13 uranium bearing zone from 10 core holes distributed over the Tony M deposit and found the CaCO3 content ranges from 2.8% to a high of 18.5%. However, with the exception of a second high value of 17.4%, all of the other zones contain 7.6% CaCO3 or less. If the two high values are deleted, the average CaCO3 content decreases to 5.2%. The high carbonate zones are associated either with the relatively carbonate rich zone which lies within a few feet above the Tidwell contact, or with relatively thin (e.g., 0.5 ft. to 2 ft.) carbonate rich zones which occur higher up in the Salt Wash sandstones (Underhill, 1983).
Scott Wilson RPA agrees with the observation by Northrop and Goldhaber (1990) that the character of the mineralized zones which contain significant concentrations of vanadium chlorite and other pore filling minerals effectively blocked the deposition of large amounts of carbonate and therefore the mineralized zones usually have a carbonate content that is less than the non-mineralized Salt Wash sandstone.

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Geochemical analyses are available for both mineralized and unmineralized intervals of the sandstone, for minor element constituents in the Tony M and Frank M deposits and adjacent areas (Northrop and Goldhaber, 1990). The only major increase observed is for vanadium whose average concentration increased from 13 ppm to 3,004 ppm (results for uranium were not given). The other minor elements (Cr, Co, Cu, and Ni) increased between three and nearly twelve times over the values for unmineralized sandstone, which range between 4 ppm and 8 ppm.
Molybdenum concentrations above detection levels were found to occur only close to mineralized horizons, and generally each mineralized horizon has an associated zone of molybdenum enrichment. Vanadium and chromium enrichment in the mineralized intervals occurs over a thicker interval than uranium and/or molybdenum.
Scott Wilson RPA agrees that sample results indicate the CaCO3 content in the Tony M deposit is in the range of 6.2% to 7.3%, while the average in the Southwest deposit is in the range from 5.4% to 9.2%. The results for the Southwest deposit suggest that the CaCO3 content increases with GT cut-off.

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10 EXPLORATION
Surface drilling using rotary tricone technology, together with radiometric gamma logging, was the primary exploration method used to discover and delineate uranium on Denison’s Henry Mountains Complex properties.
During development of the Tony M Mine, Plateau also conducted an intensive Mine Geology program to collect detailed information on the occurrence of uranium, including its thickness, grade, and lateral extent. This was done through geological mapping, together with face and rib scanning, with handheld radiometric scanners, as well as gamma probing of short up and down holes extending to about eight feet. Probing was also done using long-hole drilling to test target zones up to about 150 ft. from mine openings. The results of this program are recorded on systematic set of cross-sections through the Tony M Mine developed at a scale of 10 ft. to the inch.
Denison, and its predecessor IUC, carried out no physical work on the properties, with the exception of review of available data and critical evaluation, until the end of 2005, when certain activities including underground reconnaissance and permitting were initiated. A Notice of Intent to Conduct Exploration E/017/044 was issued by the Utah Division of Oil, Gas and Mining, Department of Natural Resources on December 2, 2005. In addition, IUC filed a Notice of Intent to Conduct Mineral Exploration with the U.S. Bureau of Land Management, UTU-80017 on March 6, 2006. A notice of exploration activities was sent to the Utah State Institutional and Trust Land Administration, the owner of Section 16, on September 7, 2005.
With receipt of all permits in September 2007, Denison commenced work underground in the Tony M Mine as is described in Section 18, Other Relevant Data and Information. This work includes a long-hole drilling program to discover and delineate mineralization within about 100 ft. of underground workings.

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11 DRILLING
SOUTHWEST PROPERTY
Most of the drilling done on the Southwest deposit was conducted by rotary drilling using a tricone bit with a nominal diameter of 5.1 inches. Additional drilling was done to collect core samples.
The Southwest deposit is delineated by drilling on approximately 100 ft. centres. In some areas, the rugged terrain made access difficult, resulting in an irregular drill pattern.
Exxon commenced drilling on the Bullfrog Project in 1977. Before it sold the property to Atlas in July 1982, Exxon had drilled 1,782 holes. Between July 1982 and July 1983, Atlas completed 112 drill holes delineating the Southwest and Copper Bench deposits on approximately 100 ft. centres. After July 1983, Atlas completed an additional 49 core hole drilling program throughout the Bullfrog property, as well as a 133 rotary drill hole program to delineate the Indian Bench deposit on approximately 200 ft. centres.
A total of 2,232 drill holes were completed on the Bullfrog property (Schafer, 1991):

Exxon -	1,782 holes	(80%)
Atlas -	450 holes	(20%)

Total -	2,232 holes	(100%)
The mineralization is approximately horizontal, and all of the drilling was vertical. Deviation surveys were conducted on most drill holes in the Southwest deposit, providing an indication of how far the holes have drifted from vertical. The vertical holes provide a reliable estimate of the thickness of the deposits.

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Logs from a total of 1,631 drill holes were used by Denison in its evaluations of the Tony M complex property. They represent:

Southwest Deposit	589 holes	100 ft. by 100 ft. spacing
Tony M Deposit	1,082 holes	100 ft. by 100 ft. spacing or greater

Total	1,671 holes
Records indicate that a total of 32 core holes were drilled in the Southwest deposit, while 25 core holes were drilled in the vicinity of the Tony M deposit:
TABLE 11-1 CORE DRILLING ON THE TONY M AND
SOUTHWEST DEPOSITS
Denison Mines Corp. — Tony M-Southwest Uranium Project

			NFS/BP
	Exxon-Atlas	Plateau	Exploration	Total
Southwest Deposit	32			32
Tony M Deposit		24		24
Tony M Deposit			1	1

Total	32	24	1	57
Scott Wilson RPA inspected the gamma logs for the Southwest and Tony M drilling. Scott Wilson RPA notes that logging records indicate that, for example, some of the holes on the Southwest deposit were drilled by Energy Drilling Co., McPherson Drilling Co., Pomco Drilling Co., and Southwest Drilling Co., whereas some of the holes on the Tony M were drilled by Kachina Drilling Co., Beeman Drilling Co., and Petty Drilling Co.
TONY M PROPERTY
In February 1977, drilling commenced in what was to become the Tony M deposit. Subsequently, Plateau drilled more than 2,000 rotary drill holes totalling about 1,000,000 ft. Over 1,200 holes were drilled in the Tony M area and about 700 holes were completed on the adjacent Frank M trend, which is not located on the Denison property. The balance of the drilling was done in the adjacent properties. The holes were drilled using rotary tricone technology with a nominal hole diameter of 5.1 inches. The rugged terrain over much of the Tony M deposit made drilling access difficult or impossible, resulting in an irregular drill pattern.

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In making its resource estimates for the Tony M deposit, PAH (1984 and 1985) used logs for 986 holes. An additional 39 holes were drilled on the Tony M property for NFS during the 1990 to 1992 period to delineate high grade zones of mineralization. Complete logging records for the NFS holes were not available to Scott Wilson RPA.
The Frank M deposit is located about 1.5 to two miles to the northeast of the Tony M deposit, and is a southeasterly continuation of the Copper Bench deposit. As noted above, while reference is made in this report to the Frank M deposit to provide additional information on the geologic setting of Denison’s Henry Mountains Project, the Frank M deposit is not owned by Denison, nor are any of the uranium resources described in this Technical Report attributable to the Frank M deposit.
Drilling on the Tony M area includes 24 core holes completed by Plateau and one core hole completed by NFS/BP Exploration Inc. Of the 25 holes, only 11 are located within the mineralized area comprising the Tony M deposit. The core holes provided samples of the mineralized zone for chemical and amenability testing, as well as flow sheet design for the Ticaboo uranium processing facility (or mill). The samples were also used to determine geologic and engineering properties of the mineralized zone.
Scott Wilson RPA did not have access to core for the Tony M deposit.
Denison has done no surface drilling on the properties.

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12 SAMPLING METHOD AND APPROACH
The original downhole gamma logging of surface holes was done on the Bullfrog properties by Century Geophysical Corp. (Century) and Professional Logging Services, Inc. (PLS) under contract to Exxon. Atlas also contracted Century for this service. Standard logging suites included radiometric gamma, resistivity and self-potential measurements, supplemented by neutron-neutron surveys for dry holes. Deviation surveys were conducted for most of the holes. Century used its CompuLog system consisting of truck-mounted radiometric logging equipment, including a digital computer. The natural gamma (counts per second, or cps), self potential (millivolts), and resistance (ohms) were recorded at 1/10th foot increments on magnetic tape and then processed by computer to graphically reproducible form. The data were transferred from the tape to computer for use in resource estimation.
Assays of samples from core drilling were collected by company geologists and submitted to various commercial labs for analysis. Exxon used Core Labs, Albuquerque, for at least some of this analytical work. Results of these analyses were compared to eU3O8 values from gamma logs to evaluate radiometric equilibrium, logging tool performance, and validity of gamma logging.
Atlas (Rajala, 1983) prepared composite samples from core recovered by Exxon for the Southwest deposit for metallurgical testing. The chemical analyses of the samples are given in Section 9 of this report. The results of the test program are given in the Rajala report and are discussed in Section 16 of this report. Testing done includes leach amenability studies, settling, and filtration tests. The report does not indicate where the analytical and test work was performed. However, at the date of the report, Atlas had its own laboratories at its Moab, Utah, uranium/vanadium processing plant, and Scott Wilson RPA is of the opinion that the analyses were conducted there.

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For the Tony M deposit, the same suite of logging surveys and procedures as employed by Exxon and Atlas was conducted on a majority of the holes. Most of the holes were logged by Century under contract to Plateau. Plateau also used PLS to log a small portion of the holes drilled in the mid-1980s. Deviation surveys were conducted for many of the holes. However, holes drilled in about the southern half of the Tony M deposit intersect rocks that are above the water table and were therefore dry. Neither self potential nor resistance logs are available for these holes. Neutron-neutron logging was conducted in some holes in this area providing information on rock characteristics. Assays of samples from core drilling were collected by company geologists and submitted for analysis to Skyline Labs, Hazen Research Inc. (Hazen), and Minerals Assay Laboratory, as well as other commercial labs.
The initial logging by Century was completed using Analog equipment. In 1978 Century’s Compulog digital system replaced the Analog equipment. At the time Plateau conducted a series of comparitive tests logging selected core holes with both equipment as described in the Memo “Preliminary report on a comparison of Analog and Compulog data for core holes from the Tony M area” (LaPoint, 1978). The results were discussed with Jim Hallenberg, Century, and analyzed to assure that the Compulog system provided equivalent or higher quality logs than the Analog system.
It was concluded that the Compulog system may provide a more accurate determination of uranium in the relatively thin, high grade mineralized zones occurring in the Tony M deposit. The Compulog results were found to be consistently 10% to 20% less than equivalent Analog logs, however, the results were found to agree more closely with the results of chemical analyses of core from the logged holes.
Plateau contracted Hazen for metallurgical and analytical testing of samples from the Tony M deposit. This information was used to design the processing circuit for the Ticaboo Uranium Processing Facility, which was constructed about four miles south of the portal of the Tony M Mine. The results of this analytical work were not available to Scott Wilson RPA.
No drilling, logging, or core sampling has been conducted by Denison.

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Resource estimates for the Tony M-Southwest property are based on the eU3O8% gamma log conversion values used to identify the mineralized zone, its thickness, and calculate an average grade. The procedures implemented to identify the minimum grade and cut-off GT product for resource estimation are described in Section 17, Mineral Resource and Mineral Reserve Estimates of this report.
Current resource estimates for the Tony M deposit are based on composites of eU3O8% gamma log values. No adjustment to reflect radiometric disequilibrium in the deposit was made by Denison. The gamma log values were used to identify the mineralized zone and its thickness, and to calculate average grade.
Confirmation assays of chemical U3O8% were completed on drill core samples for comparison and calibration with eU3O8% values from gamma logging. As outlined in a memo “Sampling procedures for chemical analysis of core” by D.J. LaPoint, July 13, 1978, circulated to Plateau senior geologic staff, consultants and management, Plateau had developed written procedures for the analysis of core to define such factors as carbonate content, and gamma probe versus chemical uranium content. The memo included a Flow Chart of procedures and described handling and description of core before splitting, splitting procedure, assaying, evaluation of results, follow-up including duplicate check analyses, minor element analyses, and final storage of the core.
As discussed below, Plateau conducted a systematic program of analysis at independent commercial laboratories to confirm the reliability of results from its own analytical laboratory. Bhatt (1983) reports that for 2,354 analyses of radiometric and chemical uranium performed by Plateau laboratory, 1,118 check analyses were performed on samples at independent commercial labs.
Scott Wilson RPA is of the opinion that work on both the Southwest and the Tony M deposits was conducted using industry practice that was standard at the time.

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STATUS OF CHEMICAL EQUILIBRIUM OF URANIUM
SOUTHWEST DEPOSIT
Exxon conducted analyses of samples from core drilling in the Southwest and Copper Bench deposits, using results from Core Labs (Summary of Chemical Data from Cores, 1978-1980, provided by Denison). Exxon found that the radioactive disequilibrium of potentially economic grade intercepts in cores, measured as the ratio of chemical U3O8 to log radiometric equivalent (eU3O8), varied from 0.80 to 1.35 and averaged 1.06, close to the equilibrium value of 1.0. Milne (1990) reported that, while the investigation by Atlas of samples from core from an additional 40 drill holes was incomplete at the time, Atlas had identified no significant disequilibrium problem.
Scott Wilson RPA did not have access to the results of the Atlas study referenced by Milne (1990).
TONY M DEPOSIT
Plateau conducted an extensive investigation of the state of chemical disequilibrium of uranium in the Tony M deposit. Plateau became aware of this issue during initial development of the Tony M Mine, as the uranium mineralization first encountered in developing the southern portion of the Tony M deposit is located above the water table. The mineralization is oxidized and the state of disequilibrium is both quite variable and locally unfavourable. Much of the muck mined was low grade. At the time, the uranium market price was increasing and moving towards its 1980 peak of over $43 per pound U3O8 and the mine cut-off grade was 0.04% eU3O8.
For several months during this period, Plateau leased a spectrometer from Princton Gamm-Tech (PGT) that measured the concentration of uranium by detecting Protactinium, the first decay product of 238U, thus eliminating the uncertainty of disequilibrium. The PGT spectrometer, together with a nitrogen cooled Germanium crystal, was installed at the portal of the Tony M Mine where it was used to scan and determine the uranium content of every buggy of muck coming from the mine. Use of the PGT unit was discontinued as Plateau developed alternative methods of grade control through sampling and chemical analysis.

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The most comprehensive analysis of disequilibrium of uranium in the Tony M deposit was completed by Bhatt (1983) using the results from 2,354 composite samples collected from buggies coming from the Tony M Mine over the period 1980 to 1982. Based on sampling records, Bhatt divided the analytical results according to various areas of origin in the mine. This provided the basis to estimate the relative state of disequilibrium for uranium in different areas of the deposit. A summary of Bhatt’s results is given in Figure 12-1.
Bhatt reports that the analyses of closed can uranium and chemical uranium were performed at the Plateau laboratory at the Ticaboo Mill. Bhatt also reports that many independent check analyses were sent to commercial labs as a Quality Assurance practice.
TABLE 12-1 TONY M MINE — AVERAGE (ARITHMETIC MEAN)
Denison Mines Corp. — Tony M-Southwest Uranium Project

	Grade and Factor Analyses (All data)
		Average			Total
		closed can	Average	Disequilib-	number of
	Average	radiometric e	chemical	rium ratio:	composite
Mine Block	Probe:	U3O8%	U3O8	Chem/CC	samples:
(Plateau Mine Blocks)	eU3O8%	(CC)	(Chem)	(DR)	1980-1982*
B	0.104	0.117	0.114	0.98	426
S	0.090	0.116	0.129	1.11	323
E	0.086	0.103	0.113	1.09	504
F	0.113	0.133	0.141	1.06	262
L	0.080	0.097	0.109	1.13	114
Q	0.094	0.105	0.064	0.61	21
H	0.044	0.055	0.072	1.31	60
I	0.035	0.041	0.048	1.17	53
Mine Average	0.092	0.109	0.116	1.06	1,763
Protore**	0.047	0.065	0.058	0.89	265

From Bhatt, 1983

*	The Tony M Mine production for 1980-1982 was 189,332 tons at an average grade of 0.096% eU3O8 and 0.119% chem U3O8.

**	Protore designates muck with a grade >0.04% eU3O8 and <0.06% eU3O8.

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Based on the analysis, Bhatt concluded: 1) the state of disequilibrium varies from location to location within the deposit; 2) with the exception of one small area in the southern part of the deposit, the equilibrium factor is positive; 3) low grade material with less than 0.06% U3O8 is depleted in uranium; and 4) higher grade material containing more than 0.06% U3O8 is enriched in uranium.
Bhatt also concluded that the overall weighted equilibrium factor of chemical to radiometric uranium grade (at a grade x thickness cut-off of 0.28 ft.%) for the Tony M deposit is about 1.06. The disequilibrium factor for Tony M is similar to the factor of 1.06 determined by Exxon for the Southwest and Copper Bench Deposits of the Bullfrog property.
Scott Wilson RPA is of the opinion that, based on the information available, the original gamma log data and subsequent conversion to eU3O8% values are reliable but slightly conservative estimates of the uranium U3O8 grade. Furthermore, there is no evidence that radiometric disequilibrium would be expected to negatively affect the uranium resource estimates of Denison’s Henry Mountains deposits. Scott Wilson RPA is also of the opinion that the disequilibrium should be taken into consideration when mining is conducted in the Tony M Mine in areas that are above the static water table.

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13 SAMPLE PREPARATION, ANALYSES AND SECURITY
Atlas (Rajala, 1983) prepared composite samples from core recovered by Exxon for the Southwest deposit for metallurgical testing. The analyses of the samples are given in Section 9 of this report. The results of the test program are presented in the Rajala report. Testing done includes leach amenability studies, settling, and filtration tests. The report does not indicate where the analytical and test work was performed. At the time, however, Atlas operated its own laboratories at its Moab, Utah, uranium/vanadium processing plant.
Following is a description of the method used for preparing the composites as reported by Rajala (1983). Each of the composites consisted of 0.5 ft. drill core intervals combined in such a manner as to give a composite head analysis exceeding 0.2% U3O8. Only one half of the full core was available for composite preparation. The Indian Bench, Southwest, and Copper Bench composite samples contained 45, 104, and 90 core intervals, respectively. When possible, the composites were prepared using equal weights from each interval but, since the sample weight were small (e.g., approximately 50 g) for some of the intervals, the total weight of the composites were limited. Each minus 10 mesh interval was blended on a rolling mat prior to splitting out the appropriate weight for the composite.
The composites were stored in cylindrical containers and then placed on a set of rolls for at least eight hours to achieve complete blending of the intervals. The blended samples were placed on a rolling mat and flattened with a spatula. A head sample, along with 500 g test samples, was split out by random cuts of the primary samples. The head samples were pulverized to minus 100 mesh for chemical analysis.

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Every interval was analyzed for U3O8, V2O5, and CaCO3. The initial U3O8 analyses were performed fluorometrically, with samples greater than 0.02% U3O8 being rerun volumetrically. The Atlas Fluorometric Lab also performed the initial V2O5 analyses and the Atlas Ore Lots Lab repeated V2O5 assays on samples that assayed greater than 0.2% V2O5. Most CaCO3 analyses were run only once in the Ore Lots Lab.
Composite samples were analyzed volumetrically for both U3O8 and V2O5. Table 9-2 in Section 9, Mineralization, of this report presents a comparison of the composite head analyses with the calculated head analyses.
Procedures followed by Exxon, Atlas, and Plateau, together with their contractors Century and PLS, were well documented and at the time followed best practices and standards of companies participating in uranium exploration and development. Onsite collection of the downhole gamma data and onsite data conversion limit the possibility of sample contamination or tampering.

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14 DATA VERIFICATION
In preparing this report, Scott Wilson RPA conducted audits of historic records to assure that the grade, thickness, elevation and location of uranium mineralization used in preparing the current uranium resource estimate correspond to mineralization indicated by the original gamma logs of drill holes on the Tony M and Southwest properties. Scott Wilson RPA reviewed the available information for the Tony M and Southwest deposits to verify the reliability of the eU3O8 grade as determined by downhole gamma logging.
Scott Wilson RPA also conducted a review of Plateau’s historic production records for the Tony M Mine to determine how many tons of uranium bearing material, and at what average grade, were produced from the mine.
Based on its review of the grade and thickness of uranium mineralization indicated in the original gamma logs for both the Tony M and Southwest deposits and comparisons with the computer generated GT composites, Scott Wilson RPA is of the opinion that the original gamma log data and subsequent conversion to eU3O8 values are reliable for both deposits.
Exxon and Plateau both conducted programs to investigate the state of chemical equilibrium of uranium in their respective deposits, and to verify the reliability of the eU3O8 grade as determined by downhole gamma logging. This was done by comparing the results of chemical analysis of drill core, closed can radiometric analysis of the core samples, and downhole gamma logs for the core intervals in question. Plateau also conducted a much more extensive sampling program from 189,332 tons of mine production, equal to about 80% of total mine production, of mineralized material extracted from the Tony M Mine. Analyses of these samples were used to establish the relationship between chemical and radiometric uranium grade within most areas of the deposit (Bhatt, 1983).

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While Scott Wilson RPA reviewed the detailed results of this verification program as described in Bhatt’s 1983 report, Scott Wilson RPA did not have access to the original analyses for this investigation.
The results of both the core analysis program for the Southwest deposit and Plateau’s mine production sampling program indicate that while the state of chemical equilibrium does vary from zone to zone in the deposits, taken overall, the gamma log estimates of grade are slightly conservative and underestimated. Atlas reportedly conducted a program of analysis of core samples, with similar results. Scott Wilson RPA did not have access to any of the data from Atlas’s investigation.
Furthermore, Scott Wilson RPA reviewed the chemical analyses of core from diamond drill holes from the Southwest deposit (discussed in Section 12 of this report) and the results of the Tony M Mine muck sampling program. Based on this review, Scott Wilson RPA is of the opinion that the gamma logging estimates of grade for both the Tony M and Southwest property are slightly conservative and underestimate the average U3O8 grade by up to 6%, as well as some portions of the southern Tony M deposit by as much as 6% to 31%, and it may overestimate one area in the southeast Tony M deposit by about 40%. Scott Wilson RPA also agrees with Bhatt who concludes that mineralized material with a grade of <0.06% U3O8 has a chemical uranium content that is lower than the radiometric uranium content and is in a negative state of disequilibrium.
Scott Wilson RPA did not verify any chemical analyses for the Southwest deposit because no core samples were available.

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After Tony M Mine production was terminated in mid-1984, Plateau reported that the Tony M ore stockpile consisted of 237,441 tons at an average chemical grade of 0.121% U3O8 (PAH, 1985). In addition, by January 31, 1984, Plateau had a surveyed low grade stockpile of 71,600 tons at an average grade of 0.054% U3O8 which the company classified as protore. Plateau defined protore as material with an average chemical uranium grade >0.04% U3O8 and <0.06% U3O8.
In making its review, Scott Wilson RPA found that Plateau’s historic records of extraction of mineralized material from the Tony M Mine may appear to be contradictory. In Scott Wilson RPA’s opinion, however, the historic production records provide a reliable estimate of mine production when they are placed in context with the then current spot market price of uranium, Plateau’s understanding of the change in chemical disequilibrium of mineralized material with grade, and the revision to a higher cut-off grade from 0.04% U3O8 to 0.06% U3O8 by Plateau in August 1981.
No information was available to Scott Wilson RPA identifying the current location(s) of the stockpiled material produced from the Tony M Mine.

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15 ADJACENT PROPERTIES
FRANK M DEPOSIT
The Frank M vanadium-uranium deposit was discovered by Plateau during drilling started on the property in mid-1977. The Frank M deposit is located in Section 2 and 3 of Township 35 South, Range 11 East S.L.M. It is located about 2.5 miles northeast of the Tony M deposit and is a southeasterly continuation of the Copper Bench deposit.
The host for the Frank M uranium deposit is the fluvial sandstone of the Salt Wash Member of the Jurassic Morrison Formation. The mineralized zone occurs between 60 ft. and 100 ft. above the base of the Salt Wash Member. The zone dips between three and five degrees to the northwest, which is generally conformable to the inclination of the sandstone beds hosting the deposit.
The deposit is approximately 7,000 ft. long and is commonly between 1,500 ft. and 2,000 ft. wide. The mineralized zone is located at a depth of 200 ft. below ground surface in the east and over 500 ft. below ground surface to the west. The average drilling depth in the area is approximately 400 ft. Nearly all of the deposit occurs above the static water table, which only intersects the mineralized horizon in the vicinity of the northwesterly limit of the property.
On behalf of Plateau, in 1981, Geostat Inc. estimated the resource for the Frank M deposit using geostatistical methods. The kriged historic estimate at a cut-off of 4 ft. of 0.07% U3O8 includes in-place resources of 1.49 million tons at an average radiometric grade of 0.117% U3O8 (Plateau, 1981). This estimate for the Frank M deposit is not NI 43-101 compliant and is provided for informational purposes only.
Uranium One Inc. owns the Frank M property as of the date of this report.

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LUCKY STRIKE 10 DEPOSIT
The Lucky Strike 10 deposit is located on the southeast rim of Shootaring Canyon about 1,400 ft. southeast from the portal of the Tony M Mine. It is a southeasterly extension of the Tony M mineralized trend and is located above the water table. Plateau records report a historic polygonal resource estimate of about 67,234 tons including 114,410 pounds at a radiometric grade of 0.084% U3O8 at a GT cut-off of 0.28%ft. Plateau records indicate that 22,381 tons at a chemical grade of 0.04% U3O8 were mined from the deposit during the 1976 to 1978 period (Gupta, 1983).
This estimate for the Lucky Strike 10 deposit is not NI 43-101 compliant and is provided for informational purposes only.

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16 MINERAL PROCESSING AND METALLURGICAL TESTING
Drill core from the Bullfrog deposits was tested by Atlas in 1983 to determine metallurgical parameters (Rajala, 1983). Amenability results for a strong acid leach indicated overall recoveries of 99% U3O8 and 90% V2O5. Additional testing of a mild acid leach and an alkaline leach gave recoveries of 97% U3O8 and 40% V2O5 for both. Acid consumption for the strong acid leach was 350 pounds per ton.
Scott Wilson RPA did not have access to results of metallurgical testing for material from the Tony M Mine. Still, the Shootaring Canyon mill processed some 27,000 tons of mineralized material from the Tony M Mine. A USNRC report lists a recovery of 90% for the milling operation.
From November 2007 to December 2008, a total of 162,384 tons at 0.131% eU3O8 containing 429,112 pounds U3O8 were trucked to the White Mesa Mill at Blanding, Utah, for processing. Of this material, 90,025 tons at 0.165% eU3O8 (297,465 pounds) were extracted by Denison from the Tony M Mine and 72,359 tons at 0.091% eU3O8 (131,647 pounds) came from stockpiled material mined by previous operators.
WHITE MESA MILL
Denison anticipates that all mineralized material produced from Henry Mountains Complex deposits will be processed at Denison’s White Mesa Mill at Blanding, Utah.
The White Mesa Mill is located six miles south of Blanding in southeastern Utah. Its construction by EFN was based on the anticipated reopening of many small low-grade mines on the Colorado Plateau, and the mill was designed to treat 2,000 tons of ore per day. The mill has operated at rates in excess of the 2,000 tons per day design rate. Construction commenced in June 1979 and was completed in May 1980. The mill has been modified to treat higher grade ores from the Arizona Strip, as well as the common Colorado Plateau ores. Processing of Arizona Strip ores is typically at a lower rate of throughput than for the Colorado Plateau ores. The basic mill process is a sulphuric acid leach with solvent extraction recovery of uranium and vanadium.

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Since 1980, the mill has operated intermittently in a series of campaigns to process ores from the Arizona Strip as well as from a few higher grade mines of the Colorado Plateau. Overall, the mill has produced approximately 30 million pounds U3O8 and 33 million pounds V2O5.
CRUSHING, GRINDING AND LEACHING
Run-of-mine ore is reduced to minus 28 mesh in a six-foot by 18-ft. diameter semi-autogenous grinding (SAG) mill. Leaching of the ore is accomplished in two stages: a pre-leach and a hot acid leach. The first, or pre-leach, circuit, consisting of two mechanically agitated tanks, utilizes pregnant (high-grade) strong acid solution from the countercurrent decantation (CCD) circuit which serves both to initiate the leaching process and to neutralize excess acid. The pre-leach circuit discharges to a 125-ft. thickener where the underflow solids are pumped to the second stage leach and the overflow solution is pumped to clarification, filtration, and solvent extraction circuits.
A hot strong acid leach is used in the second stage leach unit, which consists of seven mechanically agitated tanks having a retention time of 24 hours. Free acid is controlled at 70 grams per litre and the temperature is maintained at 75oC.
Leached pulp is washed and thickened in the CCD circuit, which consists of eight high-capacity thickeners. Underflow from the final thickener at 50% solids is discharged to the tailings area. Overflow from the first thickener (pregnant solution) is returned to the pre-leach tanks.
SOLVENT EXTRACTION
The solvent extraction (SX) circuit consists of four extraction stages in which uranium in pregnant solution is transferred to the organic phase, a mixture consisting of 2.5% amine, 2.5% isodeconal, and 95% kerosene. Loaded organic is pumped to six stages of stripping by a 1.5 molar sodium chloride solution, and thence to a continuous ammonia precipitation circuit. Precipitated uranium is settled, thickened, centrifuged, and dried at 1,200oF. The final product at about 95% U3O8 is packed into 55-gallon drums for shipment.

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17 MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES
GENERAL STATEMENT
Mineral resources of the Tony M-Southwest deposit were estimated by Denison using the contour method and were audited by Scott Wilson RPA. Table 17-1 lists the mineral resources classified as indicated and inferred categories at a cut-off grade of 0.10% eU3O8 over a minimum thickness of 2 ft. and minimum GT (grade times thickness product) of 0.2 ft.% eU3O8. Total indicated resource is 1.68 million tons at an average grade of 0.24% eU3O8 containing 8.14 million pounds eU3O8. Additional inferred resources total 0.87 million tons at an average grade of 0.16% eU3O8 containing 2.75 million pounds eU3O8. No mineral reserves have been estimated for the Tony M-Southwest deposit.
TABLE 17-1 2009 TONY M-SOUTHWEST RESOURCE ESTIMATE AT A
CUT-OFF GRADE OF 0.10% eU3O8
Denison Mines Corp. — Tony M-Southwest Uranium Project

		Grade eU3O8	Contained eU3O8
Category	Million Tons	(%)	(Million Pounds)
Indicated — Tony M	1.03	0.24	4.83
Indicated — Southwest	0.66	0.25	3.30
Total Indicated Resource	1.68	0.24	8.14
Inferred — Tony M	0.65	0.17	2.17
Inferred — Southwest	0.21	0.14	0.58
Total Inferred Resource	0.87	0.16	2.75
Notes:
1.	Mineral resources were classified in accordance with CIM Definition Standards.

2.	Cut-off grade is 0.10% eU3O8 over a minimum thickness of 2 ft.

3.	Mineral resources have not been demonstrated to be economically viable.

4.	All mine production by Plateau and Denison has been deducted.

5.	Some totals may not add due to rounding.

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RESOURCE ESTIMATION DATABASE
The basis for resource estimation on the Tony M property is the gamma logs from 1,082 rotary drill holes located on the properties comprising the Tony M deposit (Table 17-2). A total of 24 core holes were drilled to recover samples for chemical and geologic analysis and to establish stratigraphic relationships.
The basis for resource estimation on the Southwest deposit is the gamma logs from 589 rotary drill holes located on the properties comprising the Southwest deposit (Table 17-2). A total of 32 core holes were drilled to recover samples for chemical and geologic analysis and to establish stratigraphic relationships.
All of the drilling and analyses were conducted by past owners of the Tony M and Bullfrog properties prior to their acquisition by Denison. Denison has logs from all of the historical drilling, as well as the results of chemical and geologic radiometric analyses. Denison has used the probe radiometric assays at 0.5 ft. intervals as the basis of the resource estimate. This information was made available to Scott Wilson RPA. None of the original core or samples were available to Scott Wilson RPA.
The Southwest deposit is drilled on a grid of 100 ft. by 100 ft., except in areas where rough terrain did not allow surface access. The Tony M is drilled on an approximate 100 ft. by 100 ft. grid. However, terrain over much of the Tony M is more rugged than over the Southwest deposit and this prevented development of a regular drilling grid.
TABLE 17-2 2009 INDICATED RESOURCE AND HISTORIC DRILLING
DATA SUPPORT
Denison Mines Corp. — Tony M-Southwest Uranium Project

	No. of Rotary + Core	No. of Core	Drill Hole Fence	Drill Hole Spacing
Deposit	Drill Holes	Drill Holes	Spacing*	Along Fence*
Southwest	589	32	100 ft	100 ft
Tony M	1,082	24	100 ft	100 ft plus

Total	1,671	56

*	Drill hole spacing in some areas is irregular and drilling is more widely spaced where rugged terrain did not allow access.

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The depth below the surface to the base of the two deposits ranges from about 475 ft. in the Tony M deposit to nearly 825 ft. in the Southwest deposit. In contrast, the two deposits are located over a relatively narrow range of elevation above sea level. The average base elevation of the deposits ranges between about 4,320 ft. in the Southwest deposit to about 4,380 ft. in the Tony M deposit.
CUT-OFF PARAMETERS
Denison established minimum grade, thickness and GT parameters based on conventional Colorado Plateau mining practices and recent operating costs at the Tony M Mine.
As an initial step for compositing of the drill hole assays, minimum grades of 0.10%, 0.08%, 0.05% and 0.03% eU3O8 were used over a minimum thickness of 2 ft., with a 2 ft. minimum for exclusion of waste intervals. This resulted in minimum GT values of 0.20 ft.%, 0.16 ft.%, 0.10 ft.% and 0.06 ft.%. The 2 ft. thicknesses are based on the mining technique of split shooting, which is commonly used in the Uravan district.
For inclusion of blocks in the mineral resource estimate, Denison used a cut-off grade of 0.10% eU3O8. This can be supported as an incremental cut-off grade using assumed operating costs in the order of $200 per ton, assumed U3O8 price of $60 per pound, and process recovery of 90%. This gives a breakeven grade of 0.19% U3O8. Assuming that variable costs are approximately 60% of total operating costs, this gives an incremental cut-off grade of 0.11% U3O8 which is rounded to 0.10%.
GEOLOGICAL INTERPRETATION
Denison prepared cross-sections throughout the Tony M-Southwest deposit and picked host rock intervals based on geophysical logs, elevations and average thicknesses of the stratigraphic zones. The stratigraphic host intervals were designated Lower Lower (LL), Middle Lower (ML) and Upper Lower (UL) zones. The mineralization hosting zones are all within the lower interval of the Salt Wash Member.

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Denison compiled the 0.5 ft. radiometric assays into composites for each drill hole using minimum grades of 0.10%, 0.08%, 0.05% and 0.03% eU3O8 over a minimum thickness of 2 ft. These composites were then assigned into the three stratigraphic zones, LL, ML and UL. The preliminary interpretation was checked by Denison and corrections made where necessary. Scott Wilson RPA spot checked the Denison interpretation.
The interpretation of mineralized composites into the LL, ML and UL units was used as the basis for estimation of mineral resources in each of the zones. Examples of cross-sections with interpreted UL and LL zones are shown in Figures 17-1 and 17-2. Zone ML is taken as composites between the bottom contact of UL and the top contact of LL.
COMPOSITE STATISTICS
Denison compiled statistics of drill hole intersection composites over 0.1 ft.% eU3O8 as shown in Table 17-3. The average GT of composites for the LL and UL zones are similar to and higher than that of the ML zone. Median values for all three are similar. The standard deviation values are higher than the average values, which demonstrates a large dispersion of GT values.
TABLE 17-3 BASIC STATISTICS OF GT VALUES OVER
0.10 FT.% eU3O8
Denison Mines Corp. — Tony M-Southwest Uranium Project

Zone	Average	Median	Std Dev
LL	0.63	0.31	0.82
ML	0.45	0.34	0.48
UL	0.65	0.35	0.89
Figure 17-3 is a histogram of the composite GT values for the LL, ML and UL zones. It can be seen that the values are positively skewed, with many low values and few high values. Figure 17-4 shows the same GT values plotted in geometric or logarithmic intervals. This emphasizes the skewed distribution, as does the cumulative histogram in Figure 17-5. As with any skewed distribution, care must be taken to prevent the highest values from having an undue influence on the average grade of the resource.

17-4

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A
A'
TONY M DEPOSIT
SOUTHWEST DEPOSIT
83512
H77378
79XHX31
H77347
H77338
PD-0508
BF-0062
PD-0027
PD-0234
PD-0025
PD-0224
PD-0062
PD-0214
PD-0021
PD-0169
PD-0136
PD-0281
PD-0131
PD-0264
PD-0032
Upper Lower
Lower Lower
Block EE
Block J2
Block K
Block U
Block DD
2.0, 0.033, 0.066, LL
2.0, 0.055, 0.11 UL
2.0, 0.1, 0.2, LL
9.0, 0.24, 2.161 UL
11.0, 0.463, 5.097 UL
4.5, 0.292, 1.315 UL
5.0, 0.92, 2.958, UL
3.0, 0.742, 2.225 UL
2.0, 0.249, 0.498, LL
2.0, 0.033, 0.065, UL
5.0, 0.475, 2.374 UL
2.0, 0.043, 0.087, LL
2.5, 0.403, 1.008 UL
3.0, 0.498, 1.495, LL
2.5, 0.741, 1.853 UL
3.0, 0.498, 1.495 UL
2.0, 0.253, 0.506 UL
2.0, 0.133, 0.267, LL
5.5, 0.452, 2.488 UL
2.0, 0.064, 0.128, LL
3.5, 0.184, 0.643 UL
4.5, 0.23, 1.037, LL
9.0, 0.556, 5.005 UL
3.5, 0.222, 0.777, LL
5.0, 1.132, 5.659 UL
2.0, 0.056, 0.113, LL
2.5, 0.085, 0.212, LL
6.5, 0.355, 2.31, LL
2.0, 0.057, 0.114, LL
1,867,300 E
1,869,400 E
2200 ft
February 2009
Denison Mines Corp.
Tony M-Southwest Deposit
Henry Mountains Complex, Utah, U.S.A.
Section A-A' - Looking North
(Grid 10,252,700 N - NAD83)

Figure 17-1

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B
B’
TONY M DEPOSIT
SOUTHWEST DEPOSIT
H78815
H78814
H77356
H77355
H77346
H77321
H77309
H77105
PD-0484
PD-0119
PD-0479
PD-0277
PD-0285
4.5, 0.248, 1.116 UL
5.5, 0.601, 3.305 UL
2.5, 0.142, 0.356 UL
Block V
2.0, 0.189, 0.379 UL
7.0, 0.228, 1.595 UL
Upper Lower
Lower Lower
2.0, 0.042, 0.084 LL
7.0, 0.232, 1.626 LL
Block F3
6.5, 0.259, 1.682 LL
8.0, 0.19, 1.52, LL
3.0, 0.316, 0.948, LL
2.0, 0.283, 0.566, LL
5.5, 0.141, 0.775, UL
2.0, 0.109, 0.218 LL
2.0, 0.102, 0.205 UL
Haulageways
1,867,300 E
1,868,600 E
1,700 ft
February 2009

Figure 17-2

Denison Mines Corp.

Tony M-Southwest Deposit

Henry Mountains Complex, Utah, U.S.A.

Section B-B’ - Looking North

(Grid 10,249,200 N - NAD83)

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Histogram of GT
LL
ML
UL
400
350
300
250
200
150
100
50
0
Frequency
0 to 1
1 to 2
2 to 3
3 to 4
4 to 5
5 to 6
6 to 7
7 to 8
8 to 9
9 to 10
GT Interval

Figure 17-3

Denison Mines Corp.

Tony M-Southwest Deposit

Utah, U.S.A.

February 2009

Source: Denison Mines Corp., 2009.

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Cumulative Frequency of GT
LL
ML
UL
120.0%
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
Cumulative Frequency
0.000
1.000
2.000
3.000
4.000
5.000
6.000
7.000
8.000
9.000
10.000
GT Value

Figure 17-4

Denison Mines Corp.

Tony M-Southwest Deposit

Utah, U.S.A.

February 2009

Source: Denison Mines Corp., 2009.

17-8

SCOTT WILSON RPA	www.scottwilson.com

Histogram Log of GT Intervals
LL
ML
UL
450
400
350
300
250
200
150
100
50
0
Frequency
0 .125 to 0.25
0.25 to 0.5
0.5 to 1
1 to 2
2 to 4
4 to 8
8 to 16
Log GT Interval

Figure 17-5

Denison Mines Corp.

Tony M-Southwest Deposit

Utah, U.S.A.

February 2009

Source: Denison Mines Corp., 2009.

17-9

SCOTT WILSON RPA	www.scottwilson.com
MINERAL RESOURCE ESTIMATION
Denison estimated mineral resources of the Tony M-Southwest deposit using the contour method (Agnerian and Roscoe, 2001). For each of the LL, ML and UL zones, drill hole intercept composite values of grade, thickness and GT were plotted in plan view and contoured. Geometric (logarithmic) contour intervals were used for the grade and GT values because of the positively skewed statistical distribution of these parameters. Thickness was contoured in a linear progression at one foot intervals. Contouring was done with Surfer software. The contours were inspected and, where necessary, manually adjusted by Denison personnel to match geological and mineralized trends.
In most drill holes, there was only one composite for each of the LL, ML and UL zones. In some cases, there was more than one composite, in which case the composites were added together for contouring purposes.
The 0.10% eU3O8 contour was established as an outer boundary for mineralization to be considered as resource. The plan areas of the LL, UL and ML zones resolved into numerous lenses of mineralization above the grade of 0.10% eU3O8 (Figures 17-6, 17-7 and 17-8). Only GT and thickness contours inside the 0.10% eU3O8 “cookie cutter” boundaries were retained. Isolated areas over 0.10% eU3O8 defined by a single drill hole were removed.
Examples of the GT and thickness contours are shown in Figures 17-9 and 17-10 for parts of the LL zone. Note that the boundary of blocks F2, F3 and G are defined by a lower limit of 0.10% eU3O8 based on grade contours (not shown).

17-10

SCOTT WILSON RPA	www.scottwilson.com
The areas in square feet between the GT and thickness contours were measured using AutoCAD and average values used to calculate GT times area values for each contour interval. Average GT values between contour intervals were calculated and used to multiply by the contour areas. Because of the skewed nature of the GT distribution as discussed above, the average GT value is close to, but slightly lower than, the geometric mean of the bounding contours. For thickness, the average value of the bounding contours was used to multiply by the contour area.
The thickness times area products for each contour interval were summed to give a volume for each of the LL, ML and UL lenses. A tonnage factor of 15 ft.3/ton was applied to give a tonnage for each lens.
The GT times area products for each contour interval were summed and divided by the tonnage factor of 15 ft.3 per short ton to give a total that is converted to pounds of contained eU3O8 for each lens. The average grade of each lens is obtained from the contained eU3O8 and the tonnage.

17-11

SCOTT WILSON RPA	www.scottwilson.com

1,867,000
1,868,000
1,869,000
1,870,000
1,871,000
1,872,000
1,873,000
10,256,000
10,255,000
10,254,000
10,253,000
10,252,000
10,251,000
10,250,000
10,249,000
10,248,000
10,247,000
10,246,000
10,245,000
10,244,000
10,243,000
10,242,000
10,241,000
O
N
X
L
W
M
V
A
K
J2
U
A'
PROPERTY BOUNDARY
J1
I
H
G
B
B'
F3
SOUTHWEST
TONY M
F2
S
F1
E
D
C
B
A
1550 SECURED PORTAL
MAIN PORTALS
EASTING
NORTHING
N
February 2009

Legend:

Lower Lower Indicated Resource

Lower Lower Inferred Resource

Section Line

Average Grade >0.10% U_3O_8, GT >0.20

0 500 1000 1500 2000

Feet

Source: Denison Mines Corp., 2008.

Figure 17-6

Denison Mines Corp.

Tony M-Southwest Deposit

Henry Mountains Complex, Utah, U.S.A.

Lower Lower Zone

Uranium Resource Map after Removal of Historic Mining

17-12

SCOTT WILSON RPA	www.scottwilson.com

1,867,000
1,868,000
1,869,000
1,870,000
1,871,000
1,872,000
1,873,000
10,256,000
10,255,000
10,254,000
10,253,000
10,252,000
10,251,000
10,250,000
10,249,000
10,248,000
10,247,000
10,246,000
10,245,000
10,244,000
10,243,000
10,242,000
10,241,000
N
HH
GG
FF
EE
A
A'
DD
PROPERTY BOUNDARY
BB
AA
Y
Z
X
W
V
B
B'
SOUTHWEST
TONY M
U
T
S
Q
O
P (49,466.15 tons moved from indicated to inferred)
N
L
MAIN PORTALS
NORTHING
EASTING
Legend:
Upper Lower Indicated Resource
Upper Lower Inferred Resource
Section Line
Average Grade >0.10% U_3O_8, GT >0.20
0 500 1000 1500 2000
Feet
Source: Denison Mines Corp., 2008.
February 2009

Figure 17-7

Denison Mines Corp.

Tony M-Southwest Deposit

Henry Mountains Complex, Utah, U.S.A.

Upper Lower Zone

Uranium Resource Map after Removal of Historic Mining

17-13

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1,867,000
1,868,000
1,869,000
1,870,000
1,871,000
1,872,000
1,873,000
NORTHING
EASTING
N
XX
UU
QQ
SS
A
A'
PROPERTY BOUNDARY
B
B'
Z
Y
SOUTHWEST
TONY M
X
W
V
U
T
N
O
M
J
I
L
H
G
F
A
15SE SECURED PORTAL
12SE SECURED PORTAL
MAIN PORTALS

Legend:

Middle Lower Indicated Resource

Middle Lower Inferred Resource

Section Line

Average Grade >0.10% U_3O_8, GT >0.20

0 500 1000 1500 2000

Feet

Source: Denison Mines Corp., 2008.

Figure 17-8

Denison Mines Corp.

Tony M-Southwest Deposit

Henry Mountains Complex, Utah, U.S.A.

Middle Lower Zone

Uranium Resource Map after Removal of Historic Mining

February 2009

17-14

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1,867,000
1,867,500
1,868,000
1,868,500
10,250,500
10,250,000
10,249,500
10,249,000
10,248,500
10,248,000
10,247,500
Legend:
Indicated Resource
Inferred Resource
Underground Workings
Drillhole
N
BLOCK G
Zone outline based on 0.10% U_3O_8 grade contour
BLOCK F3
SOUTHWEST TONY M
BLOCK F2
Figure 17-9
0 100 200 300 400 500
Feet
NOTE: Contour intervals are:
0.2 (blue), 0.4 (green), 0.8 (yellow),
1.6 (orange), 3.2 (red), 6.4 (purple)
Denison Mines Corp.
Tony M-Southwest Deposit
Utah, U.S.A.
Lower Lower Zone
Uranium Resource Map with
Grade x Thickness (GT) Contours
February 2009
Source: Denison Mines Corp., 2009.

17-15

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1,867,000
1,867,500
1,868,000
1,868,500
10,250,500
10,250,000
10,249,500
10,249,000
10,248,500
10,248,000
10,247,500
Legend:
Indicated Resource
Inferred Resource
Underground Workings
Drillhole
N
BLOCK G
Zone outline based on 0.10% U_3O_8 grade contour
BLOCK F3
SOUTHWEST TONY M
BLOCK F2
0 100 200 300 400 500
Feet
NOTE: Contour intervals are: 3-10 with 5 being shown as the yellow dotted contour line
Figure 17-10
Denison Mines Corp.
Tony M-Southwest Deposit
Utah, U.S.A.
Lower Lower Zone
Uranium Resource Map with Thickness Contours
February 2009
Source: Denison Mines Corp., 2009.

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SCOTT WILSON RPA	www.scottwilson.com
ALLOWANCE FOR PAST PRODUCTION
As noted above in Section 6 History, there have been two periods of past production at the Tony M Mine. There has been no production from the Southwest portion of the Tony M-Southwest deposit. Of the estimated total production in the 1970s and 1980s period, much of the material mined in the late 1970s was at a low cut-off grade, reflecting the high uranium price at the time, and would have been outside of the current resource blocks. After deducting an estimate of this low grade material (<0.10% U3O8), Scott Wilson RPA estimates that production of 136,318 tons at 0.128% U3O8 (348,048 lbs) from 1982 to 1984 is applicable to the current resource estimate and has been deducted. For the 2007-2008 period of Denison production, a total of 90,025 tons at 0.165% U3O8 (297,465 lbs) in 2007 has been deducted from the Tony M mineral resources.
In order to deduct the past production from the undiluted mineral resources, Denison “undiluted” the mined tonnage by subtracting one foot of diluting material. The resulting tonnage and the mined pounds were then deducted from the resource blocks where mining took place. For the latter production period by Denison, mining locations were surveyed and are relatively easy to match with resource areas. For the earlier mining period, some assumptions need to be made to match the production to the resource areas. A total of 177,000 tons at 0.182% U3O8 (645,500 lbs U3O8) was deducted from the Tony M indicated mineral resource.
In the opinion of Scott Wilson RPA, Denison has used the best information available to take a reasonable approach to deduction of past production from reported mineral resources.
CLASSIFICATION OF MINERAL RESOURCES
Denison has classified the Tony M-Southwest mineral resources into indicated and inferred categories. Scott Wilson RPA has reviewed the classification and concurs.

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Indicated blocks were defined on the basis of multiple holes within the block, drill hole spacing in the order of 100 ft. or closer, good continuity between mineralized intercepts, and good correlation with previous resource studies. Other blocks or parts of blocks that did not meet these criteria were classified as inferred. Some of the blocks that qualify as indicated are within and adjacent to past mining areas and are classified as inferred because of uncertainty about future mining potential or because of proximity to mine infrastructure.
A cut-off grade of 0.10% eU3O8 was applied to the indicated and inferred blocks. Only those blocks with grades above this cut-off were included in the resources in Table 17-4.
TABLE 17-4 2009 TONY M-SOUTHWEST RESOURCE ESTIMATE AT A
CUT-OFF GRADE OF 0.10% eU3O8
Denison Mines Corp. — Tony M-Southwest Uranium Project

		Grade eU3O8	Contained eU3O8
Zone and Category	Millions of Tons	(%)	(Millions of Pounds)
Tony M Indicated
LL	1.09	0.23	5.06
UL	0.11	0.19	0.42
Subtotal Indicated	1.20	0.23	5.48
Deduct mined material	0.18	0.18	0.65
Total Tony M Indicated	1.03	0.24	4.83
Southwest Indicated
LL	0.24	0.21	0.97
UL	0.42	0.28	2.33
Total Southwest Indicated	0.66	0.25	3.30

Total Indicated	1.68	0.24	8.14

Tony M Inferred
LL	0.34	0.16	1.07
ML	0.16	0.18	0.57
UL	0.15	0.10	0.53
Total Tony M Inferred	0.65	0.17	2.17
Southwest Inferred
LL	0.10	0.14	0.29
ML	0.02	0.15	0.05
UL	0.09	0.13	0.24
Total Southwest Inferred	0.21	0.14	0.58

Total Inferred	0.87	0.16	2.75
Notes:

1.	Mineral resources were classified in accordance with CIM Definition Standards.

2.	Cut-off grade is 0.10% eU3O8 over a minimum thickness of 2 ft.

3.	Mineral resources have not been demonstrated to be economically viable.

4.	All mine production by Plateau and Denison has been deducted.

5.	Some totals may not add due to rounding.

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SCOTT WILSON RPA REVIEW
The Denison resource estimate was audited by Scott Wilson RPA and accepted as a current mineral resource estimate. Scott Wilson RPA performed the following check in the course of its audit:
•	Reviewed a number of drill hole intersection calculations.

•	Reviewed the geological interpretation and correlation of mineralized intervals.

•	Compared elevations of adjacent drill hole intersections and groups of intersections as plotted on plans.

•	Compared both the average grade and the elevations for a number of drill hole intercepts on original gamma logs with intercepts used to estimate resources.

•	Compared a number of chemical analyses of drill core with the equivalent gamma logs for the drill hole.

•	Reviewed the collar coordinates of a number of drill logs and compared them to locations on the drill holes on the resource base map.

•	Reviewed the methodology used to calculate composites.

•	Reviewed the contouring of grade, thickness and GT values.

•	Reviewed the conversion of contour values to tons, grade and contained eU3O8.

•	Reviewed the method of deducting past production from the mineral resources.

•	Reviewed the classification of mineral resources.

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18 OTHER RELEVANT DATA AND INFORMATION
PREVIOUS MINING OPERATIONS
MINING
The Tony M Mine was originally developed by Plateau to provide a nuclear fuel supply to its parent company Consumers Power Company of Michigan. Exploration drilling began in 1976. After confirming the presence of uranium mineralization averaging 0.15% U3O8, underground development began in September 1977.
The Tony M Mine is developed with a double entry system by two parallel declines spaced 50 ft. apart. The declines measure 9 ft. by 12 ft. in cross-section, have crosscuts on 50 ft. centres, have a minus 3% grade, serve as the primary fresh air intake, and are 10,200 ft. in length.
Access to the individual mining areas is through 8 ft. by 10 ft. laterals driven at right angles to the mine entries. The laterals also provide access for long-hole drilling and detailed information for mine planning and stope development. The mine is planned as a random room and pillar operation with pillar extraction by a retreat system. The pillars are 136 ft. by 136 ft. and form a conventional room and pillar pattern. Plateau completed a total of 90,000 linear feet of room development, outlining as pillars a major part of the known potential ore. During the period April 1982 to December 1982, a test stope covering an area 260 ft. by 260 ft. was mined in the southeastern part of the Tony M deposit in Denison Mining Blocks E and P producing some 22,500 tons at 0.134% U3O8 with no apparent problems (Plateau Annual Report, January 26, 1983).
Mining equipment consisted of slushers and rubber-tired, five- to ten-ton capacity load-haul-dump (LHD) units. A 36 in. wire rope conveyor was planned for installation in 1985 to transport ore and waste up the decline to storage bins outside the portal of the mine. Exhaust ventilation was provided by five bored ventilation shafts, six feet in diameter, each with a 75-HP exhaust fan mounted at the shaft collar.

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Plateau operated the Tony M Mine from September 1, 1978, until April 1984. Denison operated the mine from September 2007 to November 2008. As noted above in Section 6 History, some of the Dension production was from the Tony M Mine and some was from previously mined stockpiled material.
Production history for the Tony M Mine is shown in Table 18-1.
TABLE 18-1 HISTORICAL PRODUCTION AT TONY M
Denison Mines Corp. — Tony M-Southwest Uranium Project

	Period of			Contained
Operator	operation	Tons produced	Average grade	pounds U3O8
Plateau	Sept. 1979 to	237,000	0.121% U3O8	574,500
	April 1984		(chemical)

Denison	Sept. 2007 to	162,384	0.131% eU3O8	429,112
	Dec. 2008

MINE WATER INFLOW
During development of the Tony M Mine by Plateau, water inflows in the order of 100 gpm were pumped to the surface for disposal in an evaporation pond. Estimates of inflow to the Southwest and Copper Bench mines, if developed, indicate that simultaneous maximum inflows to both fully developed mines should not exceed 126 gpm.
Denison commenced dewatering of the Tony M Mine in December 2007 when the static water level stood at about 4,405 ft. asl. Dewatering continued at an average rate of 125 gpm during operation, and by February 2009 the water level in the mine stood at about 4,350 ft. asl.
HYDROLOGY
There are no perennial streams in the vicinity of the Henry Mountains Complex area, but there are ephemeral streams all of which flow in response to snow melt and rainfall. In the western part of the property area, primary surface waters flow from a series of seeps and springs at the base of the Tununk shale, which is located above the Morrison Formation (Figure 7-4). The major regional water source is provided by wells developed in the Jurassic-Triassic Navajo sandstone aquifer. The Navajo Sandstone is located at a depth of about 1,800 ft. in the Bullfrog property area, placing it about 1,000 ft. below the Salt Wash uraniferous zones.

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INVESTIGATIONS OF AREA GEOLOGY AND GEOCHEMISTRY BY THE U.S. GEOLOGICAL SURVEY
The Henry Mountains Uranium Belt was the focus of a very intensive investigation conducted by staff of the USGS (and associates) starting in the 1950s (Hunt et al., 1953) and intensifying during the late 1970s and 1980s. The investigation concentrated on describing the regional setting, as well as the geology, geochemistry, mineralogy, and origin of the Tony M and Frank M vanadium-uranium deposits and, to a lesser extent, the adjacent vanadium-uranium occurrences.
The results of these studies provide a framework of geologic knowledge (much of which would otherwise not be available) that is believed by Scott Wilson RPA to benefit the long-term development and exploitation of Denison’s Henry Mountains deposits. This work is referenced in this Technical Report to provide background to the detailed investigations conducted by Exxon, Plateau, and the subsequent property owners, that otherwise focus directly on the vanadium and uranium deposits. The work provides insights that will benefit both mining and processing, when such activity takes place.
The geologic investigations were conducted by several USGS staff members, as well as Doctoral and Master of Science students (Colorado School of Mines). To facilitate these investigations, Plateau, then owner of the Tony M and Frank M deposits, provided samples of drill core to the investigators, as well as giving them access to collect samples within the underground workings of the Tony M Mine.
As a result of these investigations, the Henry Mountains vanadium-uranium deposits have been the subject of more detailed scrutiny than perhaps any other sandstone-type uranium deposit. Results of this investigation are presented in a series of publications by the USGS staff, most notably M. Goldhaber and F. Peterson, as well as in Ph.D. theses (Northrop, 1982, Wanty, 1986) and an M.Sc. thesis (Carpenter, 1980). Papers in the Bulletin of Economic Geology by Northrup and Goldhaber (1990) and Wanty et al. (1990) provide an overview and conclusions of this work. A Ph.D. thesis and related publications by John Robinson and associates provide detailed analysis of the sandstone body morphology and depositional environment of the Salt Wash Member of the Morrison Formation host rocks in the immediate vicinity of the Tony M-Southwest deposit (Robinson & McCabe, 1997).

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19 INTERPRETATION AND CONCLUSIONS
Denison’s Tony M-Southwest uranium deposit is of the Colorado Plateau sandstone hosted type. It has been the site of considerable past exploration including the drilling and logging of approximately 3,800 holes, of which 1,671 holes were used to prepare the current resource estimate. In the opinion of Scott Wilson RPA, the Tony M-Southwest drill hole database is appropriate and acceptable for mineral resource estimation. Denison has estimated the mineral resources using the contour method. Scott Wilson RPA has audited and accepted the Denison mineral resource estimate, which is summarized in Table 19-1. No mineral reserves have been estimated for the Tony M-Southwest deposit.
TABLE 19-1 2009 TONY M-SOUTHWEST RESOURCE ESTIMATE AT A
CUT-OFF GRADE OF 0.10% eU3O8
Denison Mines Corp. — Tony M-Southwest Uranium Project

		Grade eU3O8	Contained eU3O8
Category	Million Tons	(%)	(Million Pounds)
Indicated — Tony M	1.03	0.24	4.83
Indicated — Southwest	0.66	0.25	3.30
Total Indicated Resource	1.68	0.24	8.14
Inferred — Tony M	0.65	0.17	2.17
Inferred — Southwest	0.21	0.14	0.58
Total Inferred Resource	0.87	0.16	2.75
Notes:

1.	Mineral resources were classified in accordance with CIM Definition Standards.

2.	Cut-off grade is 0.10% eU3O8 over a minimum thickness of 2 ft.

3.	Mineral resources have not been demonstrated to be economically viable.

4.	All mine production by Plateau and Denison has been deducted.

5.	Some totals may not add due to rounding.
The Tony M Mine has been extensively developed, including over 18 miles of main haulageways and crosscuts that provide access to a majority of the estimated resources. The drilling and most of the development activity were conducted from about 1976 to the mid-1990s, with much of the work complete by the mid-1980s. From September 1979 to mid-1984, a total of approximately 237,000 tons of muck with an average grade of 0.121% U3O8 containing 573,500 pounds U3O8 were extracted and stockpiled by Plateau.

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In 2007, the Tony M Mine was reactivated by Denison and, to December 2008, 162,384 tons at 0.131% eU3O8 containing 429,112 pounds U3O8 were produced from areas of existing mine development. The Tony M Mine is fully licensed for production but is currently on standby awaiting higher uranium prices. The mine is partially dewatered and provides direct access to much of the estimated resources through existing workings.
No development has taken place in the Southwest portion of the Tony M-Southwest deposit, although the Tony M haulageways are developed at the same elevation and within about 1,100 ft. of the Southwest uranium zones.
The Tony M-Southwest resources have full access to Denison’s operating uranium mill at Blanding, Utah, with current operating experience processing material from the Tony M Mine.
For various reasons, including the difficulty of surface access, historic surface drilling on the Tony M-Southwest deposit has left significant areas untested that are adjacent to known mineralization as well as in areas not accessible from existing or planned drifts or through long-hole drilling from underground. Scott Wilson RPA considers that there is excellent potential to add to the resources in these areas. There is also significant potential to increase resources in the Southwest deposit where drill hole spacing averages are greater than 100 ft.
Scott Wilson RPA is of the opinion that additional drilling should be done on the Tony M-Southwest property with an emphasis on delineating areas of higher grade uranium mineralization. Positive drilling results would increase resources, as well as provide a more complete database for use in mine development and production planning.
Based on the review of the available analyses, Scott Wilson RRA is of the opinion that the V2O5:U3O8 ratio ranges from 1.3:1.0 to about 1.66:1.0 in the Tony M-Southwest deposit, and that the concentration of vanadium is therefore too low to be economic at current prices.
Scott Wilson RPA is of the opinion that the Tony M-Southwest property is of merit and warrants the recommended program and budget.

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20 RECOMMENDATIONS
Scott Wilson RPA recommends the following work:
1.
Maintain the Tony M Mine on a standby basis for a 12 month period, including continuing mine dewatering, while monitoring the state of the uranium market and prevailing economic conditions to determine when resumption of mining is justified.

2.
Conduct a surface drilling and logging program on the Tony M-Southwest property to fill in areas of wider spaced drilling both adjacent to and away from areas of current underground access, with a view to outlining higher grade mineralization.

3.	Consolidate and catalogue the Tony M-Southwest database and files in a single location and facility so that they can be used as a basis for updated mine planning and feasibility studies.
Scott Wilson RPA recommends the program and budget as shown in Table 20-1 to maintain the Tony M Mine on a standby basis for one year, to complete delineation drilling of untested area in the vicinity of indicated and inferred resources, and to consolidate project files. The total budget is $1.8 million.
TABLE 20-1 RECOMMENDED PROGRAM AND BUDGET
Denison Mines Corp. — Tony M-Southwest Uranium Project

Item	US$
Maintain Tony M Mine on standby for one year at $100,000/month	1,200,000
Drilling logging 100 of holes, 62,500 ft. at $6.00/ft.	375,000
Consolidate Tony M-Southwest database and catalogue	50,000
Subtotal	1,625,000
Contingency	175,000

Total	1,800,000

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21 REFERENCES
Agnerian, H., and Roscoe, W.E., 2003, The Contour Method of Estimating Mineral Resources, Roscoe Pestle Associates, Inc. paper, 9 pp.
Atlas Minerals Corp., 1991, Bullfrog Project — (Sales Prospectus), Copy #13, March.
Bhatt, B.J., 1983, Final report on the magnitude and variability of uranium disequilibrium based on the mined ore buggy sampling data, Tony M Mine, Shootaring Canyon, Garfield County, Utah, Plateau Resources Ltd., Grand Junction, Colorado.
Carpenter, 1980, Elemental, isotopic and mineralogic distributions within a tabular-type sandstone uranium-vanadium deposit, Henry Mountains mineral belt, Garfield County, Utah, Unpub. M. Sc. thesis, Colorado School of Mines, Golden, Colorado, 156 pp.
Consumers Power Company, 1982, Annual Report.
Doelling, H.H., 1967, Uranium deposits of Garfield County, Utah, Utah Geological Survey, Special Studies 22.
Energy Fuels Nuclear Inc., 1991, Revised geologic review and economic analysis of Atlas Minerals’ Bullfrog Property, Garfield County, Utah, Memo to G.W. Grandey et al., from R.N. Schafer & D.M. Pillmore, March 27.
Energy Fuels Nuclear Inc., 1993a, Bullfrog mine ore reserve access alternatives and production feasibility analysis (Revised 4/15/93), Memo to M.D. Vincelette from R.B. Smith & J.F. Stubblefield, April 15.
Energy Fuels Nuclear Inc., 1993b, Bullfrog Uranium Resources, memo to I.W. Mathisen, Jr., from R.W. Schafer, September 24.
Energy Fuels Nuclear Inc., 1994, Bullfrog Deposit, memo to T.C. Pool from J.T. Cottrell, March 10.
Fischer, R.P., 1968, The uranium and vanadium deposits of the Colorado Plateau Region, in Ore deposits of the United States 1933-1967, Ridge, J.D., AIME, pp.735-746.
Gupta, U.K. et al., 1983, Five year plan for the Shootaring Canyon Processing Facility 1984 through 1988, Vol. 1, Summary and Text, Plateau Resources Ltd., September.
Hunt, C.B., Averitt, P. and Miller, R.L., 1953, Geology and geography of the Henry Mountains Region, Utah, U.S. Geological Survey Professional Paper 228, Washington, DC, 224 pp.

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LaPoint, D.J., 1978, Sampling Procedures for Chemical Analysis of Core, Plateau Resources Ltd., July 13, 1978.
Milne & Associates, 1990, Optimization study of the Southwest, Copper Bench, and Indian Bench Deposits, Garfield County, Utah, report prepared for Atlas Precious Metals, Sparks, Nevada, signed by Steve Milne, Registered Professional Engineer, AZ, December 6.
Mine Reserves Associates, Inc., 1990, Mineral Inventory and Mineable Reserves for the Indian Bench Deposit, Garfield County, Utah, Report prepared for Atlas Minerals Corp., Lakewood, Colorado, December 3.
Nuclear Assurance Corp., 1989, Geologic analysis of uranium and vanadium ore reserves in the Tony M orebody, Garfield County, Utah, Report No. NAC-C-89023, prepared for Nuclear Fuel Services, Inc., Norcross, Georgia, August 31, filed of record in the Garfield County Courthouse, September 19, 1989 as a Subscribed and Sworn Affidavit of Work performed by Douglas Underhill.
Northrup, H.R., 1982, Origin of the tabular-type vanadium-uranium deposits in the Henry Structural Basin, Utah, Ph. D. Thesis, T-2614, Colorado School of Mines, Golden, Colorado, 340 pp.
Northrup, H.R. and Goldhaber, M.T., (Editors), 1990, Genesis of the Tabular-Type Vanadium-Uranium deposits of the Henry Mountains Basin, Utah, Economic Geology, v. 85, No. 2, March-April, pp. 215-269.
Peterson, F., 1977, Uranium deposits related to depositional environments in the Morrison Formation (Upper Jurassic), Henry Mountains mineral belt of southern Utah: U.S. Geol. Survey Circ. 753, pp. 45-47.
Peterson, F., 1978, Measured sections of the lower member and Salt Wash Member of the Morrison Formation (Upper Jurassic) in the Henry Mountains mineral belt of southern Utah: U.S. Geol. Survey Open-File Rept. 78-1094, 95 pp.
Peterson, F., 1980, Sedimentology as a strategy for uranium exploration, in Turner-Peterson, C.E., ed., Uranium in sedimentary rocks: application of the facies concept to exploration: Denver, Soc. Econ. Paleontologists Mineralogists, Rock Mountain Sec., pp. 65-126.
Pincock, Allen & Holt, Inc., 1984a, Minable ore reserve inventory for the Southwest and Copper Bench Deposits, Garfield County, Utah, Tucson, Arizona.
Pincock, Allen & Holt, Inc., 1984b, Mineral inventory for the Tony M deposit, Garfield County, Utah, Tucson, Arizona, November.
Pincock, Allen & Holt, Inc., 1985, Mineable reserve for the Tony M deposit, Garfield County, Utah, PAH Project No. 363.02, Tucson, AZ, signed by Steve Milne, Registered Professional Engineer, Arizona, December 6.

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Plateau Resources Ltd., 1981, Summary of the Shootaring Canyon Project, Garfield County, Utah, revised November 1981, Frank M Mine.
Plateau Resources Ltd., 1982, Tony M Kriged Ore Reserve Estimate, Map 7-OR-5, August 23.
Plateau Resources Ltd., 1983, Annual Report to Shareholders, January 26.
Pool, T., 2006, Technical Report on the Henry Mountains Complex Uranium Project, Utah, U.S.A., a NI 43-101 Technical Report by Scott Wilson Roscoe Postle Associates Inc. for International Uranium Corp., September 9, 2006.
Rajala, J., 1983, Report on Bullfrog Laboratory Studies (conducted by Atlas Minerals), Inter-Office Memo to J.V. Atwood, Atlas Minerals, November 7.
Robinson, J.W. & P.J. McCabe, 1997, Sandstone-Body and Shale-Body Dimensions in a Braided Fluvial System: Salt Wash Sandstone Member (Morrison Formation), Garfield County, Utah, AAPG, v. 81, No. 8 (August 1997), pp. 1267–1291.
Schafer, R.N., 1991, Bullfrog Evaluation, EFN Memo to I.W. Mathisen, Jr., March 26.
Thamm, J.K., Kovschak, A.A. Jr., and Adams, S.S., 1981, Geology and recognition criteria for sandstone uranium deposits of the Salt Wash type, Colorado Plateau province, US. Dept. Energy Final Rept., GJBX-6(81), Grand Junction, CO, 111 pp.
Underhill, D.H., et al., 1983, Geology Department 5 Year Plan Support Documents, October 7, Plateau Resources Ltd.
Underhill, D.H., 1984, Summary description of the Shootaring Canyon orebodies of Atlas Minerals Company, Plateau Resources Ltd., Grand Junction, Colorado.
Wanty, R.B., 1986, Geochemistry of vanadium in an epigenetic sandstone-hosted vanadium-uranium deposit, Henry basin, Utah, Unpub Ph. D. Thesis, Colorado School of Mines, Golden, Colorado, 198 pp.
Wanty, R.B., Goldhaber, M.R., and Northrup, H.R., 1990, Geochemistry of Vanadium in an Epigenetic, Sandstone-hosted Vanadium-Uranium deposit, Henry Basin, Utah, Economic Geology, v. 85, No. 2, March-April, pp. 270-284.

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22 SIGNATURE PAGE
This report titled “Technical Report on the Tony M-Southwest Deposit, Henry Mountains Complex Uranium Project, Utah, USA”, prepared for Denison Mines Corp. and dated March 19, 2009, was prepared and signed by the following authors:

(Signed & Sealed)

Dated at Toronto, Ontario	Douglas H. Underhill, Ph.D., CPG
March 19, 2009	Associate Consulting Geologist
Scott Wilson Roscoe Postle Associates Inc.

(Signed & Sealed)

Dated at Toronto, Ontario	William E. Roscoe, Ph.D., P.Eng.
March 19, 2009	Principal Consulting Geologist
Scott Wilson Roscoe Postle Associates Inc.

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23 CERTIFICATE OF QUALIFICATIONS
DOUGLAS H. UNDERHILL, PH.D., C.P.G.
I, Douglas H. Underhill, Ph.D., C.P.G., as an author of this report titled “Technical Report on the Tony M-Southwest Deposit, Henry Mountains Complex Uranium Project, Utah”, prepared for Denison Mines Corp. and dated March 19, 2009, do hereby certify that:
1.	I am an associate consulting geologist with Roscoe Postle Associates Inc. of Suite 501, 55 University Avenue, Toronto, Ontario, Canada M5J 2H7.
2.
I graduated with a B.A. degree in Geology from University of Connecticut in 1958, a M.Sc. degree in Geology from McGill University in 1967, and a Ph.D. degree in Geology from McMaster University in 1972.

3.
I have worked as a geologist for a total of about 35 of the 38 years since my graduation from my final degree. My relevant experience for the purpose of the Technical Report includes 29 years working as a uranium geologist described as follows:

•
Served in various positions, including Chief Geologist and Exploration Manager (including Head, Mine Geology), as the sole member of senior management responsible for all geological activities with Plateau Resources Limited from 1977 to 1984, during which time the Tony M uranium deposit was discovered and delineated, and the Tony M Mine was developed;

•
Served as Senior Consultant with Nuclear Assurance Corporation from 1986 to 1993 with responsibility for all company geological services to clients, both governmental and commercial entities, including performing assessment work on the Tony M property from 1989 to about 1993;

•
Served as the sole Uranium Resources and Production Specialist for the International Atomic Energy Agency (IAEA), Vienna, Austria, from 1993 to 2002, responsible for implementing all related IAEA programs, including preparation of the organizations contribution to the biannual, joint IAEA-OECD/NEA world report “Uranium Resources, Production and Demand”;

•	Served as an independent consulting uranium geologist to the International Atomic Energy Agency, OECD/Nuclear Energy Agency, United States Government and industry since 2003.
4.
I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI43-101”) and certify that while by reason of my education and past relevant work experience I do meet the requirements as a “qualified person”, I have no affiliation with a professional association (as defined in NI 43-101) and I therefore do not meet the requirements to be a “qualified person” for the purposes of NI 43-101.

5.	I visited the Tony M-Southwest property on July 15, 2008.

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6.	I prepared Sections 3 through 16 and 18, and collaborated with my co-author on Sections 1, 2, 19, and 20 of the Technical Report.
7.	I am independent of the Issurer applying the tests set out in section 1.4 of National Instrument 43-101.
8.
I have had extensive prior involvement with that portion of the properties known as the Tony M deposit and mine extending from February 1977 to June 1984, as well as intermittently from August 1989 to mid-1992. In 2006 I reviewed the available information for both the Tony M and Southwest properties and contributed to preparation of the “Technical Report on the Henry Mountains Complex Uranium Project, Utah”, prepared for International Uranium Corporation and dated September 9, 2006, and otherwise I have had no prior involvement with the Southwest property that is subject of the Technical Report.

9.	I have read National Instrument 43-101 and National Instrument 43-101F1 and this Report has been prepared in compliance with both of these Instruments.
10.
To the best of my knowledge, information, and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Dated this 19th day of March, 2009
(Signed & Sealed)
Douglas H. Underhill, Ph. D., C.P.G.

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WILLIAM E. ROSCOE, PH.D., P.ENG.
I, William E. Roscoe, Ph.D., P.Eng., as an author of this report entitled “Technical Report on the Tony M-Southwest Deposit, Henry Mountains Complex Uranium Project, Utah”, prepared for Denison Mines Corp. and dated March 19, 2009, do hereby certify that:
1.	I am a Principal Consulting Geologist with Scott Wilson Roscoe Postle Associates Inc. of Suite 501, 55 University Ave Toronto, ON, M5J 2H7.
2.
I am a graduate of Queen’s University, Kingston, Ontario, in 1966 with a Bachelor of Science degree in Geological Engineering, McGill University, Montreal, Quebec, in 1969 with a Master of Science degree in Geological Sciences and in 1973 a Ph.D. degree in Geological Sciences.

3.
I am registered as a Professional Engineer (No. 39633011) and designated as a Consulting Engineer in the Province of Ontario. I have worked as a geologist for more than 40 years since my graduation. My relevant experience for the purpose of the Technical Report is:

•	Twenty-five years experience as a Consulting Geologist across Canada and in many other countries;

•	Preparation of numerous reviews and technical reports on exploration and mining projects around the world for due diligence and regulatory requirements;

•	Senior Geologist in charge of mineral exploration in southern Ontario and Québec;

•	Exploration Geologist with a major Canadian mining company in charge of exploration projects in New Brunswick, Nova Scotia, and Newfoundland.
4.
I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI43-101.

5.	I have not visited the Tony M-Southwest Project.
6.	I am responsible for preparation of Section 17 and collaborated with my co-author on Sections 1, 2, 19, and 20 of the Technical Report.
7.	I am independent of the Issuer applying the test set out in Section 1.4 of National Instrument 43-101.
8.	I have had no prior involvement with the property that is the subject of the Technical Report.

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9.	I have read National Instrument 43-101, and the Technical Report has been prepared in compliance with National Instrument 43-101 and Form 43-101F1.
10.
To the best of my knowledge, information, and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Dated this 19th day of March, 2009
(Signed & Sealed)
William E. Roscoe, Ph.D., P.Eng.

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